SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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VALASSIS COMMUNICATIONS, INC.

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VALASSIS COMMUNICATIONS, INC.
19975 VICTOR PARKWAY
LIVONIA, MI 48152
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT
TO BE HELD MAY 6, 2010
     It is my pleasure to invite you to this year’s annual meeting of stockholders of Valassis Communications, Inc., which will be held at Valassis Corporate Headquarters, 19975 Victor Parkway, Livonia, Michigan 48152 on the 6th day of May, 2010, at 9:00 a.m. (Eastern Daylight Time). The purpose of the annual meeting is to:
     (1) elect nine directors to our Board of Directors to hold office until our next annual meeting of stockholders or until their respective successors are duly elected and qualified;
     (2) ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2010; and
     (3) consider any other appropriate matters as may properly come before the annual meeting.
     Our Board of Directors has fixed the close of business on March 15, 2010 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the annual meeting. Each share of our common stock is entitled to one vote on all matters presented at the annual meeting.
     ALL HOLDERS OF OUR COMMON STOCK (WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD ENCLOSED WITH THIS NOTICE OR VOTE BY TELEPHONE OR ON THE INTERNET ACCORDING TO THE INSTRUCTIONS ON THE PROXY CARD.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDERS’ MEETING TO BE HELD ON MAY 6, 2010:
     The proxy statement and our 2009 annual report are available on our Web site at www.valassis.com under “Investor Relations/SEC Filings” (with respect to the proxy statement) or “Investor Relations/Annual Reports” (with respect to the 2009 annual report).
By Order of the Board of Directors,
TODD WISELEY
Secretary
March 30, 2010

ii

VALASSIS COMMUNICATIONS, INC.
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 6, 2010
INTRODUCTION
     This proxy statement is being furnished to stockholders of record of Valassis Communications, Inc. (“Valassis,” the “Company,” “we,” “us” or “our”) as of March 15, 2010 in connection with the solicitation by our Board of Directors of proxies for the 2010 annual meeting of stockholders to be held at Valassis Corporate Headquarters, 19975 Victor Parkway, Livonia, Michigan 48152 on May 6, 2010 at 9:00 a.m. (Eastern Daylight Time), or at any and all adjournments thereof, for the purposes stated in the notice of annual meeting. The approximate date of mailing of this proxy statement and the enclosed form of proxy is March 30, 2010.
QUESTIONS AND ANSWERS
ABOUT THE ANNUAL MEETING AND VOTING
What is the purpose of the annual meeting?
     At our annual meeting, stockholders will act upon the matters outlined in the notice of annual meeting on the cover page of this proxy statement, including the election of directors and the ratification of our independent auditors.
Who is entitled to vote at the meeting?
     Only stockholders of record at the close of business on March 15, 2010 are entitled to receive notice of, and to participate in, the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or at any postponements or adjournments of the meeting. We will publish the final voting results in a Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission, or the SEC, within four business days after the conclusion of the annual meeting.
What are the voting rights of the holders of our common stock?
     Each share of our common stock, par value $.01 per share, outstanding on March 15, 2010 will be entitled to one vote on each matter considered at the annual meeting.
Who can attend the annual meeting?
     All stockholders of our common stock as of March 15, 2010, or their duly appointed proxies, may attend the annual meeting, and each may be accompanied by one guest. Registration will begin at 8:00 a.m., and seating will begin at 8:30 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport.
     Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of March 15, 2010 and check in at the registration desk at the meeting.
What constitutes a quorum?
     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock, issued and outstanding as of March 15, 2010, will constitute a quorum. As of March 15, 2010, we had 49,434,470 shares of our common stock outstanding. Therefore, the presence of the holders of our common stock representing at least 24,717,236 votes will be required to establish a quorum.
What is broker “discretionary” voting?
     Under the rules of the New York Stock Exchange, or the NYSE, if you hold your shares through a broker, your broker is permitted to vote your shares on “discretionary” items, which includes proposal 2 (ratification of our independent registered public accounting firm), in its discretion if it has transmitted the proxy materials to you and has not received voting instructions from you on how to vote your shares before the deadline set by your broker. Commencing this year, under the NYSE rules, the election of directors is a “non-discretionary” item. Therefore, your broker does not have discretionary authority to vote on proposal 1 (election of directors), so it is very important that you instruct your broker how to vote on this proposal. A broker non-vote occurs where your broker has not received instructions from you as to how to vote your shares on a proposal and does not have discretionary authority to vote on the proposal.
How do I vote?
By Mail
     Be sure to complete, sign and date the proxy card and return it to us in the prepaid envelope. If you are a stockholder and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.
By Telephone or on the Internet
     Our telephone and Internet voting procedures for stockholders are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.
     You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card in hand when you call.
     The Web site for Internet voting is www.investorvote.com/VCI. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded.
     Telephone and Internet voting facilities for stockholders will be available 24 hours a day, 7 days a week until 12:00 a.m. (Eastern Standard Time) on May 6, 2010. If you vote by telephone or on the Internet, you do not have to return your proxy card.
In Person at the Annual Meeting
     All stockholders may vote in person at the annual meeting. You may also be represented by another person at the annual meeting by executing a proper proxy designating that person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.
     Our Board of Directors has appointed Computershare Investor Services, our transfer agent and registrar, to serve as our Inspector of Election and tabulate and certify the votes at the annual meeting.
Can I change my vote after I return my proxy card?
     Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised by filing with our Corporate Secretary either a notice of revocation or a duly executed proxy bearing a later date or by voting another proxy by telephone or on the Internet at a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
What are our Board of Directors’ recommendations?
     Unless you give other instructions on your proxy card, or by telephone or on the Internet, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. Our Board of Directors’ recommendation is set forth together with the description of each item in this proxy statement. In summary, our Board of Directors recommends a vote:
•	for election of the nominated slate of directors (see Item 1); and

•	for ratification of the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year ending December 31, 2010 (see Item 2).
     With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?
     Election of Directors (Proposal 1)/Majority Vote Policy. Under our by-laws, directors must be elected by a majority of votes cast in uncontested elections. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. In contested elections, the vote standard would be a plurality of votes cast.
     Commencing this year, under the NYSE rules, brokers no longer have discretionary authority to vote shares with respect to the election of director nominees in an uncontested election without direction from the beneficial owner. Abstentions and, if applicable, broker non-votes, are not counted as votes “for” or “against” this proposal. Therefore, a “broker non-vote” will have no effect in determining whether proposal 1 has been approved by the stockholders.
     Our Corporate Governance Guidelines, which can be found on our Web site at www.valassis.com, set forth our procedures if, in an uncontested election, a director nominee does not receive a majority of votes cast “for” his or her re-election. As required by our Corporate Governance Guidelines each nominee for director has tendered an irrevocable resignation that will become effective if he or she fails to receive the required vote in an uncontested election at the annual meeting and our Board of Directors accepts the tendered resignation. Our Corporate Governance/Nominating Committee is required to make recommendations to our Board of Directors with respect to any such resignation. Our Board of Directors is required to take action with respect to this recommendation and disclose its decision regarding whether to accept or reject the director’s resignation. Full details of this policy are set forth in our Corporate Governance Guidelines and under “Item 1 – Election of Directors.”
     Ratification of Auditors (Proposal 2). For each other item, the affirmative vote of the holders of a majority of the votes cast will be required for approval, meaning the votes cast “for” must exceed the votes cast “against.” Abstentions are not counted as votes “for” or “against” this proposal.
DIRECTORS AND EXECUTIVE OFFICERS
     Our Board of Directors presently is comprised of nine directors. Directors who are elected at the 2010 annual meeting, and any directors who are elected after the meeting to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.
ELECTION OF DIRECTORS (PROPOSAL 1)
     Set forth below is certain information with respect to each of our nominees for the office of director and each of our other executive officers. Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the following nine nominees: Joseph B. Anderson, Jr., Patrick F. Brennan, Kenneth V. Darish, Dr. Walter H. Ku, Robert L. Recchia, Marcella A. Sampson, Alan F. Schultz, Wallace S. Snyder and Ambassador Faith Whittlesey. All of the nominees are currently serving as directors. Each nominee for director has consented to serve on our Board of Directors and will be elected by a majority of the votes cast, which means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. In contested elections (an election in which the number of nominees for director is greater than the number of directors to be elected) the vote standard will continue to be a plurality of votes cast.
     In accordance with our Corporate Governance Guidelines, our Board of Directors will nominate for re-election as a director only incumbent directors who have previously delivered to the Company an irrevocable resignation that will become effective if: (1) such nominee does not receive a greater number of votes “for” his or her election than votes “against” at the next meeting of shareholders, and (2) our Board of Directors, in accordance with the procedures summarized below, determines to accept such resignation following the failure to be re-elected at the meeting. In addition, our Board of Directors will fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to our Board of Directors, the same form of resignation.
     If an incumbent director fails to receive the required vote for re-election, then, within 90 days following certification of the stockholder vote, our Corporate Governance/Nominating Committee will consider whether to accept the director’s resignation and will submit the recommendation for prompt consideration by our Board of Directors, and our Board of Directors will act on our Corporate Governance/Nominating Committee’s recommendation. Our Corporate Governance/Nominating Committee and our Board of Directors may consider any factors they deem relevant in deciding whether to accept a director’s resignation. Thereafter, our Board of Directors will promptly disclose its decision regarding whether to accept or reject the director’s resignation.

     Any director who has tendered his or her resignation pursuant to this provision of our Corporate Governance Guidelines shall not participate in our Corporate Governance/Nominating Committee recommendation or Board of Directors’ action regarding whether to accept the resignation. If each member of our Corporate Governance/Nominating Committee fails to receive the required vote in favor of his or her election in the same election, then those independent directors who did receive the required vote shall appoint a committee amongst themselves to consider the resignations and recommend to the Board of Directors whether to accept them.
     OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.
Directors
     The following paragraphs provide information about each director nominee. The information presented includes information each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he or she should serve as a director, we also believe that all of our director nominees possess the highest personal and professional ethics, integrity and values. They each have demonstrated business acumen and an ability to exercise sound judgment, and are committed to representing the long-term interests of our stockholders. Finally, we value their significant experience on other public company boards of directors and board committees.
     Information about the number of shares of common stock beneficially owned by each director appears above under the heading “Security Ownership of Directors and Management.” See also “Certain Relationships and Related Transactions.” There are no family relationships among any of our director nominees and executive officers.
     Joseph B. Anderson, Jr., 67, has served as our director since July 2006. Mr. Anderson serves as the Chairman and Chief Executive Officer of TAG Holdings, LLC, the parent company of a diverse range of businesses in the United States, Korea and China, including the manufacture of automotive parts, plumbing products and assembly and supply chain management services. Prior to joining TAG Holdings, Mr. Anderson was the Chairman and Chief Executive Officer of Chivas Industries, LLC, a manufacturer of products for the automotive industry, from 1994 until 2002. Mr. Anderson began his business career with General Motors in 1979 and in 1990 was appointed as General Director of a GM business. Mr. Anderson currently also serves on the boards of Rite Aid Corporation, Quaker Chemical Corporation, ArvinMeritor, Inc. and NV Energy, Inc. Mr. Anderson’s professional and civic affiliations include director of the Original Equipment Suppliers Association, director of the Society of Automotive Engineers Foundation and executive committee member of the National Association of Black Automotive Suppliers. We believe Mr. Anderson’s qualifications to sit on our Board of Directors include his CEO experience leading a large, international organization and his service on several additional public company boards.
     Patrick F. Brennan, 78, has served as our director since August 1998. After serving for 33 years in the paper industry, he retired in December 1996 as the President and Chief Executive Officer of Consolidated Papers, Inc. (“CPI”), where under his leadership CPI was one of the nation’s leading paper companies. Until November 2001, Mr. Brennan served as a member of the Board of Directors of Northland Cranberries, Inc., a juice manufacturing company. We believe Mr. Brennan’s qualifications to sit on our Board of Directors include his extensive experience in the paper industry, including his tenure as CEO and leadership skills.
     Kenneth V. Darish, 51, has served as our director since June 2001. From September 2001 until March 2010, he served as the Director of Business Operations of BBDO Detroit, a subsidiary of Omnicom, providing operational consulting services to the Creative Director. From February 2005 until March 2010, he served as the Chief Financial Officer of BBDO Windsor, Ontario. From September 1984 until July 2001, Mr. Darish served as the Chief Financial Officer and Senior Vice President of FCB Advertising-Detroit, a subsidiary of Interpublic Group of Companies. Mr. Darish is a certified public accountant. We believe Mr. Darish’s qualifications to sit on our Board of Directors include his significant financial and operational experience.
     Dr. Walter H. Ku, Ph.D., 74, has served as our director since February 2003. Dr. Ku is an internationally known scientist in the fields of electronic circuits and systems, chip and integrated circuit (IC) designs, and wireless communications systems. He is professor emeritus of electrical and computer engineering at the University of California, San Diego, La Jolla, CA, and is the founding Director of the National Science Foundation Industry/University Cooperative Research Center on Ultra High-Speed Integrated Circuits and Systems (ICAS). His extensive consulting activities and internationally recognized expertise have assisted businesses with developing high-level international relationships and opportunities. He was a full professor at Cornell University and the first occupant of the Naval Electronic Systems Command Research Chair Professorship at the Naval Post-Graduate School, Monterey, CA. Dr. Ku also consults and teaches in China and Taiwan. He is a visiting professor at the Tsinghua University, Beijing, China and Shanghai Jiaotong University, Shanghai, China. He is also an Honorary Professor at the National Chiao Tung University, Hsinchu, Taiwan, Republic of China. He has been a consultant to State Council’s State Development and Reform Commission (SDRC). Over

the years, he has been a consultant to the Department of Defense (Defense Advanced Research Laboratory and Naval Research Laboratory), TRW Electronic Systems Group, Rockwell Science Center, Qualcomm, Nokia, and AtBox Technology. We believe Mr. Ku’s qualifications to sit on our Board of Directors include his considerable knowledge of the technology industry and knowledge of, and recognition within, the international markets.
     Robert L. Recchia, 53, has been our Executive Vice President, Chief Financial Officer, Treasurer and our director since October 1991. During his tenure, Mr. Recchia has managed various functions at the Company, including operations, purchasing and information technology. His current responsibilities include the financial, accounting and purchasing areas of the Company. Mr. Recchia has been with us since 1982. Mr. Recchia is a certified public accountant with audit experience with Deloitte & Touche LLP. We believe Mr. Recchia’s qualifications to sit on our Board of Directors include his 27 years in the media and marketing industry, including his 20 years as our Chief Financial Officer, as well as his extensive experience with public and financial accounting matters.
     Marcella A. Sampson, 79, has served as our director since August 1998. She retired in 1999 from Central State University in Wilberforce, Ohio. During her 35 years of service to Central State, she served as Dean of Students and directed the Central State University Career Services Center since 1975. She has received awards and honors for her work in the field of education and is a recognized expert in college student placement, particularly experiential opportunities. Ms. Sampson currently acts as a consultant to Sinclair Community College Career Center and she serves as a member of the Cedarville University Career Advisory Board. We believe Ms. Sampson’s qualifications to sit on our Board of Directors include her leadership, academic, human resources and corporate governance experience.
     Alan F. Schultz, 51, has served as our director since December 1995. He is Chairman of our Board of Directors, President and Chief Executive Officer. Mr. Schultz was elected Chief Executive Officer and President in June 1998 and appointed Chairman of the Board of Directors in December 1998. He served as our Executive Vice President and Chief Operating Officer from 1996 through 1998 and served as our Executive Vice President of Sales and Marketing from 1992 through 1996. Mr. Schultz has held positions as our Director of Insert Operations and Vice President of the Central Sales Division beginning in 1984. Mr. Schultz is a certified public accountant with audit experience with Deloitte & Touche LLP and currently serves on the Board of Directors for Dex One Corporation. We believe Mr. Schultz’s qualifications to sit on our Board of Directors include his 25 years in the media and marketing industry, including his 12 years as our Chief Executive Officer, as well as his extensive leadership and management experience.
     Wallace S. Snyder, 67, has served as our director since January 2008. Mr. Snyder served as the President and Chief Executive Officer of the American Advertising Federation (the “AAF”) from January 1992 to November 2008. Mr. Snyder joined the AAF in October 1985 as Senior Vice President, Government Relations, was promoted to Executive Vice President, Government Relations in June 1990 and became President and Chief Executive Officer on January 1, 1992. Representing nearly 50,000 members – including 130 corporate members, 210 local ad federations and 210 college chapters – Mr. Snyder often testified before federal and state lawmakers on issues of importance to the advertising industry. Mr. Snyder also served the industry as a board member of several national organizations, including the Advertising Council, Inc., the Advertising Educational Foundation and the National Advertising Review Council, which oversees advertising self-regulation. Prior to joining the AAF, Mr. Snyder was associate director for advertising practices at the Federal Trade Commission’s (“FTC”) Bureau of Consumer Protection, where he served as principal adviser to the FTC on advertising issues. Mr. Snyder also served as the FTC’s liaison officer to the Food and Drug Administration and worked on a number of congressional proceedings involving the FTC. Mr. Snyder is a graduate of the University of Iowa, and received his Juris Doctor degree from the University of Iowa College of Law. He is a member of the bar of the District of Columbia. We believe Mr. Snyder’s qualifications to sit on our Board of Directors include his noteworthy service in the advertising industry, leadership experience, service as a board member on several national organizations and public policy expertise.
     Ambassador Faith Whittlesey, 71, has served as our director since January 1992. Ambassador Whittlesey has had a long career in law, diplomacy and government at local, state, and national levels. She currently serves as Chairman Emeritus of the American Swiss Foundation, headquartered in New York, and previously served 19 years as Chairman of the Board of the American Swiss Foundation. She has also served as President and Chief Executive Officer of Maybrook Associates since 1998. She served two tours of duty as U.S. Ambassador to Switzerland from 1981 to 1983 and from 1985 to 1988. From 1983 to 1985, Ambassador Whittlesey was a member of the senior White House staff. Ambassador Whittlesey is also a member of the Board of the Institute of World Politics in Washington, DC, a graduate school of statecraft and national security affairs, where she served as Chairman for six years. Ambassador Whittlesey served as a member of the Board of Directors and the Compensation Committee of the Sunbeam Corporation from November 1996 until December 2002. We believe Ambassador Whittlesey’s qualifications to sit on our Board of Directors include her CEO experience leading a large, international communications organization, extensive experience as Chairman of the Board of the American Swiss Foundation and her legal, public policy and financial expertise.

Additional Executive Officers
     In addition to our executive officers who are listed as being directors, we have the following executive officers:
     Richard Herpich, 57, has served as Executive Vice President, Sales and Marketing since August 2007 and prior to that served as Executive Vice President of U.S. Sales from December 2003 to August 2007. From June 1998 through November 2003, he served as our Executive Vice President of Manufacturer Services. He served as National Sales Manager from January 1996 through June 1998, Vice President, Midwest Sales Division from June 1994 through December 1995 and Account Manager from 1978 through June 1994.
     William F. Hogg, Jr., 63, has served as our Executive Vice President of Manufacturing and Client Services since October 2001 and has been with us for over 25 years. Mr. Hogg led the integration process in connection with the acquisition of ADVO, Inc. (“ADVO”), our wholly-owned subsidiary, which we later renamed Valassis Direct Mail, Inc. He served as Vice President of our Durham Printing Division from June 1983 to September 2001.
     Brian Husselbee, 58, has been the President and Chief Executive Officer of NCH Marketing Services, Inc. (“NCH”) since July 1997, and was General Manager of NCH from January 1997 to July 1997. We acquired NCH in February 2003. Mr. Husselbee served as a director of Valassis from August 1998 until February 2003, the time that the NCH acquisition was consummated.
Other Officers
     Suzanne C. Brown, 50, has served as Chief Marketing Officer since 2007. Ms. Brown has more than 20 years of industry and leadership experience, and in her current role, she was responsible for the sales and marketing integration of Valassis and ADVO. Prior to assuming the Chief Marketing Officer role at Valassis, Ms. Brown has held a wide variety of senior leadership roles within Valassis, including Senior Vice President of Sales Development, President and CEO of Save.com, Vice President of Internet/E-commerce Services Division, and Sales Vice President. Her career with Valassis began in sales, and she is a member of the Valassis Sales Hall of Fame and a recipient of the Company’s prestigious James F. Rourke Award for outstanding performance and collaboration. Prior to joining Valassis in 1984, Ms. Brown worked for Procter & Gamble.
     John Lieblang, 52, has served as our President, Digital Media since January 2010 and is responsible for leading our on-line digital strategy, initiatives and marketing efforts. Prior to that he served as our Chief Information Officer from 2005 through December 2009. In such role he was responsible for Business Process Improvement and Information Technology Management across the company. Since joining Valassis, Mr. Lieblang has led numerous system development and enhancement efforts and the integration of Information Technology for the Valassis and ADVO merger. Mr. Lieblang served as Senior Vice President and Global Account Director of LogicaCMG from 2002 to 2005. Mr. Lieblang brought over 25 years of Information Technology experience to Valassis, including serving as a partner at Ernst & Young.
     Robert A. Mason, 52, has served as Chief Sales Officer since October 2007. As Chief Sales Officer, Mr. Mason has led the implementation of our new sales structure and strategies. He served as President of ADVO since the consummation of the ADVO acquisition on March 2, 2007 until October 2007. Previously, he served as our Vice President, Retail and Services Sales from 2005 until 2007 and as our Vice President, Targeted, Print and Media Solutions from 2002 until 2005. Prior to these roles, Mr. Mason was a successful Account Executive and Director of Sales for us, and has been recognized as Sales Person of the Year and Team Player of the Year. Before joining us in 1995, he held a variety of positions within the newspaper and printing industries.
     Todd L. Wiseley, 40, has served as our General Counsel and Senior Vice President of Administration since July 2008 and our Secretary since January 1, 2008. Previously, Mr. Wiseley served as Director, Law and Administration from September 2005 until January 2008 and as Director of Integration from July 2003 until September 2005. Mr. Wiseley served as the Director of Finance and Administration at Valassis Relationship Marketing Systems, LLC, one of our wholly-owned subsidiaries, from January 2001 until July 2003 and as our Assistant Controller from March 1999 until January 2001. Mr. Wiseley is a graduate of Michigan State University, and received his Juris Doctor degree from the University of Michigan Law School. Mr. Wiseley is also a certified public accountant with audit experience with Deloitte & Touche LLP.
OUR CORPORATE GOVERNANCE PRINCIPLES
     Our Board of Directors has general oversight responsibilities for our business, property and affairs pursuant to the General Corporation Law of the State of Delaware and our by-laws. In exercising its fiduciary duties, our Board of Directors represents and acts on behalf of our stockholders. Although the Board of Directors does not have responsibility for the day-to-day management of our Company, members of the Board of Directors stay informed about our business through discussions with Mr. Schultz, our President and Chief Executive Officer, with Mr. Darish, our presiding director and with key members of our management, by reviewing materials provided to them and by participating in meetings of our Board of Directors and its committees. Our Board of

     Directors provides guidance to management through periodic meetings, site visits and other interactions. Additional details concerning the role and structure of our Board of Directors are in our Corporate Governance Guidelines, which can be found in the “Investors/Corporate Governance” section of our Web site at www.valassis.com.
Policies and Procedures
     We have a Code of Business Conduct and Ethics for our directors, officers and employees as well as Corporate Governance Guidelines to ensure that our business is conducted in a consistently legal and ethical manner.
     Voting on Directors. In accordance with our by-laws, in an uncontested election, a director nominee must receive more votes cast for than against his or her election or re-election in order to be elected or re-elected to our Board of Directors. In accordance with our Corporate Governance Guidelines, our Board of Directors will nominate for re-election as a director only incumbent directors who have previously delivered to the Company an irrevocable resignation that will become effective if: (1) such nominee does not receive a greater number of votes “for” his or her election than votes “against” at the next meeting of shareholders, and (2) our Board of Directors, in accordance with the procedures summarized below, determines to accept such resignation following the failure to be re-elected at the annual meeting. In addition, our Board of Directors will fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to our Board of Directors, the same form of resignation. In addition, our Board of Directors shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to our Board of Directors, the same form of resignation tendered by other directors in accordance with our Corporate Governance Guidelines. If an incumbent director fails to receive the required vote for re-election, then, within 90 days following certification of the stockholder vote, our Corporate Governance/Nominating Committee will consider whether to accept the director’s resignation and will submit such recommendation for prompt consideration by our Board of Directors, and our Board of Directors will act on our Corporate Governance/Nominating Committee’s recommendation. Our Corporate Governance/Nominating Committee and our Board of Directors may consider any factors they deem relevant in deciding whether to accept a director’s resignation. Thereafter, our Board of Directors will promptly disclose its decision regarding whether to accept or reject the director’s resignation.
     Any director who has tendered his or her resignation pursuant to this provision of our Corporate Governance Guidelines shall not participate in our Corporate Governance/Nominating Committee recommendation or Board of Directors action regarding whether to accept the resignation. If each member of our Corporate Governance/Nominating Committee fails to receive the required vote in favor of his or her election in the same election, then those independent directors who did receive the required vote shall appoint a committee amongst themselves to consider the resignations and recommend to the Board of Directors whether to accept them.
     Related Person Transactions. Our Board of Directors has adopted a Policy on Related Person Transactions, which sets forth policies and procedures governing the review, and when required pursuant to the policy, the approval or ratification of related person transactions by the disinterested directors of our Corporate Governance/Nominating Committee. The policy defines a “related person transaction” as (i) a transaction between us and any of our executive officers or directors, (ii) a transaction between us and any security holder who we know owns of record or beneficially more than five percent of any class of our voting securities (each a “5% holder”), (iii) a transaction between us and any “immediate family member” (as such term is defined in Regulation S-K, Item 404, as then in effect) of an executive officer, director or 5% holder of ours, or (iv) any other transaction involving us that would be required to be disclosed pursuant to Regulation S-K, Item 404, as then in effect. Furthermore, under the policy, a “related person transaction” with us is defined as including transactions with any of our subsidiaries or affiliates.
     Other Policies and Procedures. Our Board of Directors has adopted a policy encouraging non-employee directors to hold at least 6,000 shares of our common stock (excluding stock options) within three years of joining our Board of Directors. Our Board of Directors has also adopted a policy requiring non-employee directors to obtain approval from our Corporate Governance/Nominating Committee prior to accepting a directorship at another corporation.
     We have spent a considerable amount of time and effort reviewing and improving our corporate governance policies and practices. This includes comparing our current policies and practices to policies and practices suggested by various groups or authorities active in corporate governance and practices of other public companies. Based upon this review, we periodically adopt certain changes that our Board of Directors believes are the best corporate governance policies and practices for us. We also adopt changes, as appropriate, to comply with the Sarbanes-Oxley Act of 2002 and any rule changes made by the SEC and the NYSE. We believe that our current policies and procedures form the foundation for an open relationship among colleagues that contributes to good business conduct as well as the high integrity level of our employees.

Determination of Director Independence
     Under the rules of the NYSE, our Board of Directors is required to affirmatively determine the independence of each director based on the absence of any material relationship between us and the director. These determinations are required to be disclosed in this proxy statement. Our Board of Directors has established guidelines to assist it in making these determinations. These guidelines, which are attached to this proxy statement as Exhibit A, include all elements of the Corporate Governance Rules of the NYSE on this subject. For relationships between us and a director not covered by the guidelines, the determination of independence is made by the other members of our Board of Directors who are independent. Members of the Audit, Compensation/Stock Option and Corporate Governance/Nominating Committees must meet all applicable independence tests of the NYSE, SEC and the Internal Revenue Service. During our fiscal year ended December 31, 2009, Messrs. Anderson, Brennan, Darish and Snyder and Dr. Ku, Ms. Sampson and Ambassador Whittlesey served as our independent directors. Based on these guidelines, our Board of Directors, at its meeting on February 24, 2010, determined that Messrs. Anderson, Brennan, Darish and Snyder and Dr. Ku, Ms. Sampson and Ambassador Whittlesey are independent of the company and its management. In determining Mr. Snyder’s independence, our Board of Directors considered the fact that Mr. Snyder’s son is an associate at one of our outside law firms, but did not consider that fact material to its independence determination. In making such determination, our Board of Directors noted that Mr. Snyder’s son’s employment at such law firm pre-dated and was unrelated to Mr. Snyder’s appointment to our Board of Directors.
Board Leadership Structure
     Chairman of the Board of Directors
     The Chairman of the Board of Directors position demands an individual with strong leadership skills and a comprehensive knowledge of our Company. Our Board of Directors believes it should appoint the best person for the job in this position, regardless of whether that person is someone who is currently serving, or has previously served, as one of our executive officers. Mr. Schultz was elected Chief Executive Officer and President in June 1998 and appointed Chairman of the Board of Directors later that year. Our Board of Directors reaffirms Mr. Schultz’s position as the Chairman of the Board of Directors on an annual basis.
     Our Board of Directors believes that our current leadership structure and composition of our Board of Directors protect stockholder interests and provide adequate independent oversight, while also providing outstanding leadership and direction for our Board of Directors and management. More than a majority of our current directors are “independent” under NYSE standards, as more fully described above. The independent directors meet separately from our management at each Board of Directors meeting and are very active in the oversight of our Company. Each independent director has the ability to add items to the agenda for Board of Directors meetings or raise subjects for discussion that are not on the agenda for that meeting. In addition, our Board of Directors and each committee of our Board of Directors has complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate.
     Our Board of Directors believes that it is in the best interests of our Company and our stockholders to continue to have Mr. Schultz, our Chief Executive Officer, also serve as our Chairman of our Board of Directors. The current leadership model, when combined with the functioning of the independent director component of our Board of Directors and our overall corporate governance structure, creates an appropriate balance between strong and consistent leadership and independent oversight of our business.
     Presiding Director
     In September 2002, our Board of Directors determined that the directors who are deemed independent based on the NYSE rules will meet in executive session at each Board of Directors meeting and that one of such independent directors will preside. The independent directors are also our non-management directors and, as such, these non-management directors meet in regularly scheduled executive sessions without management present. Mr. Darish serves as the presiding director at all such executive sessions. In such role, Mr. Darish acts as the principal liaison between the Chairman of our Board of Directors and the non-management directors. In addition, the presiding director coordinates information sent to our Board of Directors, recommends changes to improve our Board of Directors, the committees and individual director effectiveness and performs such other functions and responsibilities as requested by our Board of Directors from time to time.
The Board’s Role in Risk Oversight
     Our Board of Directors administers its risk oversight function directly and through our Audit Committee. Our Board of Director’s role in our Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, competitive, client, consumer, talent management and legal risks. Our Board of Directors and our Audit Committee regularly discuss with senior management our major risk exposures, their potential financial impact on our Company, and the steps (both short-term and long-term) we take to manage them.

Attendance
     During the fiscal year ended December 31, 2009, our Board of Directors held seven meetings (including regularly scheduled and special meetings). Each director attended at least 75% of the meetings held by our Board of Directors during the period in which that director served, including the meetings held by the committees on which that director served as a member. Pursuant to our Corporate Governance Guidelines, the directors must attend our annual meeting of stockholders absent exceptional circumstances. All of the directors nominated at the 2009 annual meeting of stockholders attended such annual meeting.
COMMITTEES OF THE BOARD
     The standing committees of our Board of Directors include our Executive Committee, our Audit Committee, our Compensation/Stock Option Committee and our Corporate Governance/Nominating Committee.
     Our Executive Committee, whose members are Alan F. Schultz, Robert L. Recchia and Ambassador Faith Whittlesey, is generally authorized to exercise the management powers of our Board of Directors; provided, however, that our Executive Committee does not have the authority to declare cash dividends, amend our certificate of incorporation, adopt an agreement of merger or consolidation, recommend the disposition of all or substantially all of our assets or recommend our dissolution. Our Executive Committee held one meeting during the fiscal year ended December 31, 2009.
     Our Audit Committee’s members are Kenneth V. Darish, Wallace S. Snyder and Ambassador Faith Whittlesey. Our Audit Committee recommends the selection of our independent auditors, discusses and reviews the scope and the fees of the prospective annual audit and reviews the results of each audit with the independent auditors. Our Audit Committee also reviews compliance with our existing major accounting and financial policies, reviews the adequacy of our financial organization and reviews management’s procedures and policies relevant to the adequacy of our internal accounting controls and compliance with federal and state laws relating to accounting practices. We have appointed an internal auditor that reports directly to our Audit Committee. Our Audit Committee held nine meetings during the fiscal year ended December 31, 2009. Our Board of Directors has determined that Kenneth V. Darish meets the NYSE standard of having accounting or related financial management expertise and the SEC’s definition of an “audit committee financial expert.” Each of the other members of our Audit Committee has financial management experience or is financially literate. Our Board of Directors has determined that each committee member meets the additional independence requirements for members of an audit committee in the New York Stock Exchange Corporate Governance Rules. Our Board of Directors has adopted a written charter for this committee setting out the functions that this committee is to perform, which can be found on our Web site at www.valassis.com.
     Our Compensation/Stock Option Committee’s members are Patrick F. Brennan, Dr. Walter H. Ku and Marcella A. Sampson. Our Compensation/Stock Option Committee administers our Amended and Restated 1992 Long-Term Incentive Plan, our 2002 Long-Term Incentive Plan, as amended, our Broad-Based Incentive Plan, as amended, our 2005 Executive Restricted Stock Plan, our 2005 Employee and Director Restricted Stock Award Plan, our Employee Stock Purchase Plan, our Supplemental Benefit Plan, as amended, the ADVO, Inc. 2006 Incentive Compensation Plan, as amended, our 2008 Senior Executives Semi-Annual Bonus Plan and our 2008 Omnibus Incentive Compensation Plan. Our Compensation/Stock Option Committee also reviews and approves the annual salary, bonus and other benefits, direct or indirect, of our executive officers, including Mr. Schultz, whose salary, bonus and other benefits are also reviewed and ratified by our Board of Directors. The Committee’s primary procedures for establishing and overseeing executive compensation can be found in the Compensation Discussion and Analysis section under “Compensation-Setting Process.” Our Compensation/Stock Option Committee has engaged Towers Watson & Co., a human resources consulting firm, or Towers Watson, from time to time to assist it in reviewing our executive and non-employee director compensation programs and assist in negotiating the terms of our executive officers’ contracts when they come up for renewal or are amended. Our Compensation/Stock Option Committee has the sole authority to retain, at our expense, and terminate any such consultant, including the sole authority to approve such consultant’s fees and other terms of engagement. We believe that the use of an independent consultant provides additional assurance that our executive compensation programs are reasonable and consistent with our objectives and industry standards. Our Compensation/Stock Option Committee is comprised entirely of non-employee directors as such term is defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any successor provision, and “outside directors,” as such term is defined under Section 162(m) of the Internal Revenue Code of 1986, or the Code, or any successor provision. During the fiscal year ended December 31, 2009, our Compensation/Stock Option Committee met four times. Our Board of Directors has adopted a written charter for this committee setting out the functions that this committee is to perform, which can be found on our Web site at www.valassis.com.
     As part of its oversight of our compensation programs, the Compensation/Stock Option Committee analyzes the impact of our compensation programs, and the incentives created by the compensation awards that it administers, on our risk profile. In addition, we review all of our compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of risk taking, to determine whether they present a significant risk to our Company. Based on this review, we have concluded that our compensation policies and procedures do not create risks that are reasonably likely to have a material adverse effect on our Company.
     Our Corporate Governance/Nominating Committee’s members are Joseph B. Anderson, Jr., Dr. Walter H. Ku and Marcella A. Sampson. Our Corporate Governance/Nominating Committee (i) assists our Board of Directors by identifying individuals qualified to become Board members and recommends to our Board of Directors the director nominees for the next annual meeting of stockholders, (ii) recommends to our Board of Directors the corporate governance guidelines applicable to us and (iii) takes a leadership role in shaping our corporate governance. Our Corporate Governance/Nominating Committee held five meetings during the fiscal year ended December 31, 2009. Our Board of Directors has adopted a written charter for this committee setting out the functions that this committee is to perform, which can be found on our Web site at www.valassis.com.
     Our Corporate Governance/Nominating Committee evaluates the current members of our Board of Directors at the time they are considered for nomination. Our Corporate Governance/Nominating Committee also considers whether any new members should be added to our Board of Directors. In the past, candidates for independent director have been found through recommendations from members of our Board of Directors and other employees at our Company. The Corporate Governance/Nominating Committee may also seek help from an executive search firm to assist in the selection process.
     Our Corporate Governance/Nominating Committee has not established any specific minimum qualifications for a director but has adopted a set of criteria, which is attached to this proxy statement as Exhibit B, describing the qualities and characteristics that are sought for our Board of Directors as a whole. Our Corporate Governance/Nominating Committee does not give these criteria any particular weight and they are not equally applicable to all nominees. These criteria include the candidate’s integrity, ethics, expertise, commitment, willingness and the ability to act in the interests of all stockholders. In addition, our Board of Directors has specified that the value of diversity on our Board of Directors should be considered by our Corporate Governance/Nominating Committee in the director identification and nomination process and plays a very important role with respect to not only our Board of Directors but our entire Company. Members of our Board of Directors periodically participate in the Company’s monthly diversity council meetings, which are open to all of our directors and employees. Through monthly meetings, our diversity council’s overriding objective is to drive success and inspire cultural change. We seek nominees with a broad diversity of experience, professions, background, skills, gender, race and culture. Our Corporate Governance/Nominating Committee may also from time to time identify particular characteristics to look for in a candidate in order to balance the skills and characteristics of our Board of Directors. In this regard, our Corporate Governance/Nominating Committee recently has expressed an interest in identifying a candidate to join our Board of Directors with digital media and branding experience. Our Corporate Governance/Nominating Committee may modify these criteria from time to time and adopt special criteria to attract exceptional candidates to meet our specific needs.
     Our Corporate Governance/Nominating Committee will consider recommendations from stockholders of potential candidates for nomination as director. Recommendations should be made in writing, including the candidate’s written consent to be nominated and to serve, and sufficient background information on the candidates to enable our Corporate Governance/Nominating Committee to properly assess the candidate’s qualifications. Recommendations should be addressed to our Corporate Secretary at our principal office and must be received no later than October 1, 2010 in order to be considered for the next annual meeting. The process for evaluating potential candidates recommended by stockholders and derived from other sources is substantially the same.
COMPENSATION/STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     During the fiscal year ended December 31, 2009, our Compensation/Stock Option committee consisted of Patrick F. Brennan, Dr. Walter H. Ku and Marcella A. Sampson. None of our Compensation/Stock Option Committee members (i) have ever been an officer or employee of our Company, (ii) is or was a participant in a “related person” transaction in fiscal year 2009 (see the section entitled “Certain Relationships and Related Transactions” for a description of our Policy on Related Person Transactions) and (iii) is an executive officer of another entity, at which one of our executive officers serves on the board of directors.

INDEPENDENT DIRECTOR COMPENSATION FOR FISCAL YEAR 2009
     The table below summarizes the compensation paid by us to our non-employee directors for the fiscal year ended December 31, 2009.

	Fees
	Earned
	or Paid	Stock	Option
	in Cash	Awards	Awards	Total
Name	($)	($)(1)	($)(2)	($)

Joseph B. Anderson, Jr.	$57,700	$10,511	$52,800	$121,011
Patrick F. Brennan	57,700	10,511	52,800	121,011
Kenneth V. Darish	60,950	10,511	52,800	124,261
Dr. Walter H. Ku, PhD	57,700	10,511	52,800	121,011
Marcella A. Sampson	57,700	10,511	52,800	121,011
Wallace S. Snyder	60,950	10,511	52,800	124,261
Ambassador Faith Whittlesey	60,950	10,511	52,800	124,261

(1)	Compensation shown in this column represents the aggregate grant date fair value of the awards computed in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) (excluding estimated forfeitures based on service-based vesting conditions). For additional information, refer to Note 9 of our financial statements in our Form 10-K for the year ended December 31, 2009, as filed with the SEC. These amounts do not represent the actual amounts paid to or realized by the directors during fiscal year 2009. The following directors held outstanding shares of restricted stock as of December 31, 2009: Mr. Anderson (1,400), Mr. Brennan (1,400), Mr. Darish (1,400), Dr. Ku (1,400), Ms. Sampson (1,400), Mr. Snyder (1,400) and Ambassador Whittlesey (1,400).

(2)	Compensation shown in this column represents the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 (excluding estimated forfeitures based on service-based vesting conditions). For additional information, refer to Note 9 of our financial statements in our Form 10-K for the year ended December 31, 2009, as filed with the SEC. These amounts do not represent the actual amounts paid to or realized by the directors during fiscal year 2009. The following directors held outstanding options exercisable for the following number of shares of our common stock as of December 31, 2009: Mr. Anderson (35,000), Mr. Brennan (56,000), Mr. Darish (69,000), Dr. Ku (60,000), Ms. Sampson (74,000), Mr. Snyder (20,000) and Ambassador Whittlesey (90,000).
     Our compensation program entitles our independent directors, or non-employee directors, to receive the following fees in connection with their participation on our Board of Directors and related Board committees: (i) an annual independent director cash retainer fee of $42,500; (ii) an annual award of 1,400 shares of restricted stock pursuant to our 2008 Omnibus Incentive Compensation Plan that becomes fully vested one year from the date of grant; (iii) $2,500 per Board meeting attended in person and $1,300 per Board meeting attended by telephone; and (iv) $1,300 per Board committee meeting attended in person and $650 per Board committee meeting attended by telephone. The committee attendance fees are payable only if the committee meeting is not scheduled in conjunction with (just before or after) a Board of Directors meeting and telephonic meeting fees are paid on a pro-rated basis if an independent director does not participate via telephone for the entire meeting.
     In addition, our independent directors are eligible to receive non-qualified options to purchase an aggregate of 10,000 shares of our common stock annually pursuant to our 2008 Omnibus Incentive Compensation Plan (or such other plan applicable to our independent directors in effect from time to time). These options are typically granted in two semi-annual installments consisting of an option to purchase 5,000 shares of our common stock on April 1 and October 1 of each year, subject to the director being in service on such date, and have a strike price equal to the fair market value (as defined in our 2008 Omnibus Incentive Compensation Plan) of our common stock on the date of grant. The options become fully vested one year from the date of grant, and contain the terms and conditions as set forth in our form non-qualified stock option agreement for independent directors.
     Upon a change of control (as defined in our 2008 Omnibus Incentive Compensation Plan), unless otherwise provided for in an individual award agreement, all outstanding and unvested options granted under such plan become fully vested and exercisable and the restrictions on all outstanding restricted stock granted under such plan lapse. In addition, we have agreed to reimburse the directors for all excise taxes that are imposed on the directors by Section 280G and Section 4999 of the Code and any income and excise taxes that are payable by the directors as a result of any reimbursements for Section 280G and Section 4999 excise taxes.
     On December 7, 2009, our Board of Directors, upon recommendation by our Compensation/Stock Option Committee and in consultation with Towers Watson, also approved the following changes to our compensation program for non-employee directors in connection with their service on the Board, which became effective January 1, 2010: (i) the annual independent director cash retainer fee was increased to $49,500, and (ii) the annual award of restricted stock pursuant to our 2008 Omnibus Incentive Compensation Plan that becomes fully vested one year from the date of grant was increased to 3,000 shares. All other terms described above remain the same.
     On December 7, 2009, our Board of Directors adopted a new policy with respect to stock option and restricted stock awards of employees and directors who meet the Rule of 75 at the time of their termination of employment or service as a director with our Company. An employee or director meets the Rule of 75 if his or her age plus his or her years of service (including any fractions thereof) with our Company or our subsidiaries and affiliates equals or exceeds 75. Generally, if an employee or director meets the Rule of 75 and his or her employment or service with our Company terminates under certain circumstances, then the employee’s or director’s stock option and restricted stock grants will continue to vest, and, in the case of a stock option, remain exercisable, in accordance with the regularly scheduled dates set forth in the applicable award agreements.
     Directors who are also our employees or employees of any of our affiliates do not receive any compensation for their services as a director. Accordingly, Messrs. Recchia and Schultz are not compensated as such for their services as directors.
     In December 2009, our Corporate Governance Committee amended our Corporate Governance Guidelines to provide that all of our independent directors are encouraged to hold at least 6,000 shares of our common stock (excluding stock options) within three years of joining the Board.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
2009 SUMMARY
     Fiscal year 2009 proved to be a very volatile yet exciting year for our Company. In late 2008, during a period of extraordinary macroeconomic challenges, we made changes to our historical compensation practices for 2009 to further link our named executive officers’ compensation to our overall performance. As further described below, our named executive officers agreed to give full discretion to our Compensation/Stock Option Committee with respect to their incentive bonuses for 2009, allowing the Compensation/Stock Option Committee to reduce or even eliminate bonuses for 2009 depending on our Company’s overall performance, even if such officers would have been entitled to such bonuses under the terms of their then-existing employment agreements. Despite the difficult economic environment in 2009, our Company exceeded its expectations in 2009. Our stock price increased from $1.37 on January 2, 2009 to $18.26 on December 31, 2009 and we outperformed most media companies in 2009; therefore, our named executive officers were rewarded accordingly.
COMPENSATION PHILOSOPHY
     Our compensation philosophy is to develop and implement policies that will encourage and reward outstanding financial performance, seek to increase our profitability, and thereby increase stockholder value. Accordingly, a high proportion of the compensation of our executives is tied in some manner to both short-term and long-term corporate performance. Maintaining competitive compensation levels in order to attract, retain, motivate and reward executives who bring valuable experience and skills to us is also an important consideration. Our executive compensation programs are designed to attract, hire and retain high caliber individuals and motivate them to achieve our business objectives, succession goals and performance targets, including increasing long-term stockholder value. Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives.
COMPENSATION-SETTING PROCESS
     Our management is involved in the compensation-setting process, most significantly in:
•	evaluating executive performance;

•	establishing business performance targets and objectives; and

•	recommending salary levels and equity awards.
     At the direction of our Compensation/Stock Option Committee, management has periodically worked with Towers Watson to develop information about the compensation of our executive officers. Our Chief Executive Officer uses this information to make recommendations to our Compensation/Stock Option Committee regarding compensation of our executive officers, other than the

Chief Executive Officer, and Towers Watson provides guidance to our Compensation/Stock Option Committee about these recommendations. Our Compensation/Stock Option Committee uses this information and considers these recommendations in developing and implementing the compensation plans for our senior management. All decisions regarding compensation of executive officers, including all of our executive officers named in the Summary Compensation Table for Fiscal Year 2009 (whom we refer to as our named executive officers) except Mr. Schultz, are made solely by our Compensation/Stock Option Committee. Mr. Schultz’s salary, bonus and other benefits are reviewed and approved by our Compensation/Stock Option Committee and, based on a recommendation from our Compensation/Stock Option Committee, ratified by our Board of Directors. Our Compensation/Stock Option Committee conducts an annual review of our goals and objectives as related to the form and amount of executive compensation. Members of management and representatives of Towers Watson may be asked to attend portions of a committee meeting where our Compensation/Stock Option Committee wishes such persons to provide information to the committee or where such attendance will otherwise be helpful.
     Each of our named executive officers, other than Mr. Husselbee (as described below), was employed during 2009 pursuant to a multi-year employment agreement. These multi-year employment agreements retain the services of the executives for an extended period and bind former executives to non-competition and non-solicitation obligations. We place great value on the long-term commitment that our named executive officers have made to us. Each of Messrs. Schultz, Recchia, Herpich and Hogg has been employed by us for over 25 years. The employment agreements with our named executive officers (other than Mr. Husselbee) were first entered into immediately prior to our initial public offering consummated in 1992. As further discussed below, our Compensation/Stock Option Committee periodically reviews the terms of these agreements. In connection with their respective expirations, the employment agreements of Mr. Herpich and Hogg were amended in December 2009 to extend the terms of their employment until June 2011 and January 2011, respectively.
     We hired Mr. Husselbee in 2003 as President and Chief Executive Officer of NCH Marketing Services, Inc., or NCH, in connection with our acquisition of NCH; however, he has held this position with NCH since 1997. From 2003 until February 28, 2009, Mr. Husselbee was employed by us under his employment agreement as President and Chief Executive Officer of NCH. Mr. Husselbee’s employment agreement expired on February 28, 2009 and, in light of a possible sale of NCH at such time, was not extended. While pursuing a sale, Mr. Husselbee remained employed “at will” and our Board of Directors implemented an incentive program for Mr. Husselbee tied to a sale of NCH as a form of compensation. However, following our Board of Directors’ determination not to sell NCH in June 2009 and in light of the value Mr. Husselbee brings to our Company, we entered into a one-year employment agreement with Mr. Husselbee in September 2009, which was subsequently amended in December 2009 to extend the term of his employment until September 2012.
     Pursuant to the agreements described above, our Chief Executive Officer has historically received the highest level of compensation, including salary, bonus opportunities and equity-based compensation. During the year ended December 31, 2009, he was followed by our Chief Financial Officer by reason of his duties and responsibilities, and then by our other Executive Vice Presidents. This internal pay relationship among our named executive officers was established at the time the Company completed its initial public offering in 1992. Our Compensation/Stock Option Committee has never taken a formulaic approach to this relationship, but, as a general principle, has strived to maintain these relative levels of compensation among the named executive officers. In September 1998, when Mr. Schultz was promoted to Chief Executive Officer of the Company from Chief Operating Officer, his employment agreement was revised to reflect his increased responsibilities and to mirror certain components of the former Chief Executive Officer’s employment contract. Since such time, we have not had a Chief Operating Officer position and this explains certain disparities between Mr. Schultz’s salary and equity awards and the next highest paid named executive officer’s salary and equity awards. Our Compensation/Stock Option Committee believes that Mr. Schultz’s compensation level reflects the Committee’s confidence in Mr. Schultz, Mr. Schultz’s performance throughout his tenure as Chief Executive Officer (and effectively, as Chief Operating Officer as well) and our desire to retain Mr. Schultz’s outstanding talents at the head of our Company.
     The minimum compensation to which each named executive officer is entitled is generally specified in their respective employment agreements. While our Compensation/Stock Option Committee’s primary opportunity to modify fixed terms of executive compensation to reflect policy changes is at the time the agreement is up for renewal, our Compensation/Stock Option Committee annually assesses whether any executive should receive an increase in annual base salary or whether any amendments to the employment agreement are desirable.
     The length of time employment agreements are extended into the future is a result of a variety of factors, including the staggering of expiration dates of other executive employment agreements, the roles and responsibilities of the executive and a risk assessment of the executive being hired by one of our competitors.
     In establishing and administering the variable elements in the compensation of our named executive officers, our Compensation/Stock Option Committee tries to recognize individual contributions, overall business results, our historical practices (including our internal compensation levels) and the value of such executive’s experience in the promotion marketing industry (and with us in particular). Compensation levels are also determined based upon the executive’s responsibilities, the efficiency and effectiveness with which he marshals resources and oversees the matters under his supervision, the degree to which he has contributed to the accomplishments of major tasks that advance our goals, including sales growth, earnings and acquisitions, and our current competitive environment, employee retention and morale. Our financial performance measured against our goals is also a key factor that affects the overall level of compensation for our named executive officers. We have historically paid higher compensation when goals are exceeded and reduced compensation when goals are not met, taking into consideration each executive’s individual ability to influence results when ultimately approving particular elements of each named executive officer’s compensation package.
     Historically, management has also reviewed from time to time levels of compensation paid to officers at comparable companies with similar responsibilities in order to make appropriate recommendations to our Compensation/Stock Option Committee for approval. Our commitment to ensuring that our Company is led by the right executives at the right time is a high priority, and we make our compensation decisions accordingly.
COMPENSATION ELEMENTS
     Our compensation program for our named executive officers includes the following elements:
•	base salary;

•	cash bonuses;

•	stock options and restricted stock awards;

•	retirement and other benefits; and

•	modest perquisites and other personal benefits.
     Cash Compensation
     The annual cash compensation of our named executive officers consists of annual salary and cash bonuses. The cash compensation of each named executive officer (other than the Chief Executive Officer) may be increased based on an annual review of such officer’s performance by the Chief Executive Officer and his recommendations to our Compensation/Stock Option Committee. The cash compensation of the Chief Executive Officer may be increased based on an annual review of his performance by our Compensation/Stock Option Committee and the Board of Directors or in conjunction with an extension of his employment or changes in his responsibilities.
     (1) Salary
     Base salary is the guaranteed element of an executive’s annual cash compensation. Base salaries are provided as compensation for day to day responsibilities and services to us and provide a consistent cash flow to our executives. The salaries of our named executive officers are generally governed by their respective employment agreements. Due to the downturn in the economy and our uncertain financial outlook during the beginning of fiscal year 2009, none of our named executive officers received increases in their base salaries, including in connection with the new employment agreement entered into with Mr. Husselbee and the subsequent employment agreement amendments during 2009 with Messrs. Herpich, Hogg and Husselbee.
     (2) Bonuses
     Historically, we have established and structured our semi-annual cash bonus program to align executive goals with our earnings growth objectives for the current year. Since 2008, the incentive bonuses for our executives have been contingent upon meeting semi-annual performance targets based on adjusted EBITDA minus capital expenditures, as opposed to targets based on earnings per share. Under the employment agreements with Messrs. Recchia, Herpich, Hogg and Husselbee, each is entitled to incentive bonuses of up to an aggregate of 100% of base salary if certain performance goals (discussed below) set by our Compensation/Stock Option Committee, or, in the case of Messrs. Herpich, Hogg and Husselbee, our Compensation/Stock Option Committee and Chief Executive Officer were met. Under his employment agreement, Mr. Schultz is entitled to an incentive bonus of up to an aggregate of 200% of base salary if and to the extent certain performance goals set by our Board of Directors or our Compensation/Stock Option Committee under the terms of our 2008 Senior Executives Semi-Annual Bonus Plan are met or exceeded.

     Notwithstanding the foregoing, in light of market and economic conditions at the time, financial covenants contained in our debt agreements, the substantial decline in our stock price beginning with the third quarter of fiscal 2008 and our Compensation/Stock Option Committee’s desire to evaluate our Company’s financial performance for the entire 2009 year prior to awarding any bonus incentives, the employment agreement with Mr. Recchia was amended in December 2008 to provide that, solely with respect to fiscal year 2009, (a) Mr. Recchia was eligible to receive an annual cash bonus of up to 100% of base salary in lieu of his semi-annual cash bonuses, subject to the achievement of a pre-established annual performance target, and (b) our Compensation/Stock Option Committee had the sole and absolute discretion to reduce or eliminate any such bonus prior to the time it is paid, without the consent of Mr. Recchia, whether or not such bonus was then earned or otherwise payable by its terms. Similarly, the employment agreements with Messrs. Herpich, Hogg and Husselbee were amended in December 2008 to provide that, and Mr. Husselbee’s new employment agreement provides that, solely with respect to fiscal year 2009, each of Messrs. Herpich, Hogg and Husselbee (a) was eligible to receive an annual cash bonus of up to 100% of base salary in lieu of the semi-annual and annual cash bonuses, 50% of which was subject to the achievement of a pre-established annual performance target set by our Compensation/Stock Option Committee and 50% of which was subject to the achievement of pre-established performance targets set by our Chief Executive Officer, and (b) our Compensation/Stock Option Committee had the sole and absolute discretion to reduce or eliminate any such bonus prior to the time it is paid, without the consent of such executive, whether or not such bonus was then earned or otherwise payable by its terms. Mr. Schultz’s incentive compensation is determined pursuant to the terms of his employment agreement and our 2008 Senior Executives Semi-Annual Bonus Plan. While both his employment agreement and our 2008 Senior Executives Semi-Annual Bonus Plan provide for semi-annual cash bonuses, Mr. Schultz and our Compensation/Stock Option Committee agreed to work together in good faith to align Mr. Schultz’s bonus opportunities with the bonus opportunities of our other named executive officers for fiscal year 2009, taking into account certain considerations and limitations prescribed by applicable rules and regulations, including, without limitation, Section 162(m) of the Code. In connection therewith, Mr. Schultz waived any right to a bonus for the first half of 2009. Furthermore, he agreed, and the terms of our 2008 Senior Executives Semi-Annual Bonus Plan provide, that our Compensation/Stock Option Committee had the sole and absolute discretion to reduce or eliminate any bonus for the second half of 2009, whether or not such bonus was then earned or otherwise payable by the terms of his employment agreement. In making such decisions, we recognized at the time that, depending on our overall financial results for fiscal year 2009, in an effort to give Mr. Schultz the maximum amount of bonus opportunity provided for under his employment agreement, it was possible Mr. Schultz would receive a bonus for the second half of 2009 in excess of the maximum amount permitted under our 2008 Senior Executives Semi-Annual Bonus Plan and that any such excess above the permitted amount would not be deductible by the Company.
     The change in our named executive officers’ incentive compensation from semi-annual bonuses to annual bonuses described above was limited to fiscal year 2009. Accordingly, each of our named executive officers remains entitled pursuant to the terms of his respective employment agreement to semi-annual cash bonuses for fiscal year 2010, subject to the achievement of pre-established semi-annual performance targets.
     The arrangements with our named executive officers reflect our objective of ensuring that a substantial amount of each named executive officer’s compensation is tied to the achievement of specific performance goals. While we changed the timing of the bonus opportunity for 2009 to an annual (as opposed to semi-annual) award as a result of the factors mentioned above, including the unprecedented economic decline and financial covenants contained in our debt agreements, we continue to generally believe that a shorter bonus period will provide our named executive officers with a greater sense of urgency for them to meet the specified targets and therefore have resumed our practice of semi-annual bonus opportunities.
     In connection with the successful settlement in February 2010 of our various lawsuits against News America Marketing, pursuant to which News America Marketing, among other things, paid us $500.0 million, we awarded special bonuses to certain of our employees (including our named executive officers) during the first quarter of 2010. These special bonuses were designed to compensate such employees for their efforts and contributions that led to the successful resolution of the lawsuits. The aggregate amount of the bonuses awarded to all employees (including our named executive officers) was $8.09 million.
2009 Compensation Targets
     In December 2008, our Compensation/Stock Option Committee selected adjusted EBITDA minus capital expenditures, which we refer to in this proxy statement as compensation EBITDA, as the performance target metric for 2009 awards. For 2009, we defined adjusted EBITDA as earnings before net interest and other expenses, income taxes, depreciation, amortization, stock-based compensation expense and non-recurring restructuring and severance costs. The use of adjusted EBITDA facilitates performance comparisons from period to period by excluding certain non—recurring or non—cash items, which we further reduce by also excluding capital expenditures for purposes of our compensation EBITDA metric, thereby presenting what we believe to be the most accurate measure of our operating performance. Our Compensation/Stock Option Committee believes that compensation EBITDA is the appropriate measure to align the interests of management with the interests of our stockholders, in part because our Compensation/Stock Option Committee recognizes the prevalence of adjusted EBITDA as a measure of our financial performance among outside financial analysts and investors, and in part because it represents what we believe to be the best measure of our operating performance. Our earnings guidance that we publicly disclose is also set in reference to adjusted EBITDA in recognition of its widespread use in the financial community, both as a liquidity measure and as an indicator of performance.
     Pursuant to the named executive officer employment agreements and notwithstanding the fact that the 2009 incentive opportunity was an annual (as opposed to semi-annual) bonus award, the award for each of Messrs. Recchia, Herpich, Hogg and Husselbee was still contingent upon our meeting an annual compensation EBITDA target that was set by our Compensation/Stock Option Committee in December 2008 for fiscal 2009. In the case of Mr. Schultz, in accordance with the terms of his employment agreement and our 2008 Senior Executives Semi-Annual Bonus Plan, his semi-annual bonus awards were contingent upon our meeting semi-annual performance targets for the six-month periods ended on each of June 30, 2009 and December 31, 2009; however, as discussed above, he voluntarily agreed to waive his right to a bonus for the six-month period ended June 30, 2009. In addition to the compensation EBITDA targets, our Chief Executive Officer set the 2009 annual individual performance targets for Messrs. Herpich, Hogg and Husselbee in December 2008. The annual compensation EBITDA target was $195.0 million, which was broken out by the Compensation/Stock Option Committee for purposes of Mr. Schultz’s bonus opportunities to $81.8 million for the six-month period ended on June 30, 2009 and $113.2 million for the six-month period ended on December 31, 2009. No bonus attributable to compensation EBITDA performance targets is payable to any named executive officer unless actual compensation EBITDA exceeds 70% of the compensation EBITDA target for the period. While we have never awarded compensation absent attainment of the performance targets, our Compensation/Stock Option Committee has from time to time historically agreed with the named executive officers to reduce the size of their respective bonus opportunities. Additionally, as described above, the employment agreements for Messrs. Recchia, Herpich, Hogg and Husselbee were amended, and a similar agreement was reached with Mr. Schultz, to ensure incentive bonus compensation for fiscal 2009 was not decided or awarded until the Company had a clear understanding of the Company’s actual financial performance for the entire fiscal 2009 year. In addition, each named executive officer, through his employment agreement or otherwise, agreed that our Compensation/Stock Option Committee had the sole and absolute discretion to reduce or eliminate any bonus for fiscal year 2009, whether or not such bonus was then earned or otherwise payable by its terms.
     The threshold and target award opportunity for the annual cash incentive bonuses for 2009 are reported in the Grants of Plan-Based Awards in 2009 Fiscal Year table below. Historically, after the conclusion of the relevant six-month performance period, our Compensation/Stock Option Committee reviews our applicable financial results for the semi-annual performance period and determines the actual payments to be made. However, because we decided only to pay an annual bonus for 2009, our Compensation/Stock Option Committee did not review our applicable financial results for purposes of incentive bonuses until December 2009.
     In addition, while bonuses typically would have been paid in the beginning of 2010 for 2009 performance, in light of (i) the fact that our named executive officers did not receive a bonus for the six-month period ended on June 30, 2009 as was historically the case, and (ii) our strong financial performance already achieved by early December 2009, our Compensation/Stock Option Committee met in December 2009 and determined the amount of bonus payments to be paid based on our compensation EBITDA targets. After determining that the annual compensation EBITDA target, and, in the case of Mr. Schultz, the semi-annual compensation EBITDA targets, had already been met, we paid bonuses based on compensation EBITDA to all of our named executive officers, other than Mr. Husselbee (who received this portion of his bonus compensation in 2010), in December 2009. However, each named executive officer that received a December bonus expressly agreed to return such amount in the event that our Compensation/Stock Option Committee later determined that such target(s) were not in fact satisfied as of December 31, 2009. Our Compensation/Stock Option Committee concluded whether the individual performance targets for each of Messrs. Herpich, Hogg and Husselbee were met in 2010, when additional bonuses related thereto were paid to Messrs. Herpich, Hogg and Husselbee. The resulting actual payments with respect to our 2009 fiscal year are reported in the Summary Compensation Table for Fiscal Year 2009 in the column entitled “Non-Equity Incentive Compensation.”
     The actual annual incentive bonus paid to Mr. Recchia for 2009 represents the amount of his target potential bonus opportunity (100% of annual base salary) that correlates to the percentage of the annual compensation EBITDA target (between 70% and 100%) achieved for fiscal 2009. The actual annual incentive bonus paid to each of Messrs. Herpich, Hogg and Husselbee represents the sum of (i) the amount of each executive’s target potential bonus opportunity (50% of annual base salary) that correlates to the percentage of the annual compensation EBITDA target (between 70% and 100%) achieved for fiscal 2009 and (ii) the amount of each executive’s target bonus opportunity (50% of annual base salary) that correlates to the individual performance targets achieved during fiscal 2009 set by our Chief Executive Officer. The performance targets set by our Chief Executive Officer for Messrs. Herpich, Hogg and Husselbee are based on their individual responsibilities (both qualitative and quantitative) at our Company, or, in the case of Mr. Husselbee, NCH.
     The actual annual incentive bonus paid to Mr. Schultz for 2009 represents the sum of (i) the amount of his target potential bonus opportunity (100% of annual base salary) that correlates to the percentage of the annual compensation EBITDA target (between 70% and 100%) achieved for the six month period ended December 31, 2009, and (ii) the amount of his target potential bonus opportunity (100% of annual base salary) that correlates to the percentage of the annual compensation EBITDA target (between 70% and 100%) achieved for the six month-period ended June 30, 2009, had he not previously waived his right to such amount.
     In 2009, we exceeded the semi-annual and annual compensation EBITDA targets set for 2009 and each of our named executive officers received his maximum bonus opportunity for the year. Although waived, we awarded Mr. Schultz the bonus amount attributable for the six-month period ended June 30, 2009 to re-align his bonus compensation award to those of our other named executive officers.
     Equity Compensation
     We believe that equity compensation fosters the long-term perspective on the part of our executives necessary for our success and ensures that the executives properly focus on increasing stockholder value. Non-cash compensation of named executive officers currently consists of options and restricted stock granted under our 2008 Omnibus Incentive Compensation Plan.
     (1) Performance-accelerated options
     Historically, the Compensation/Stock Option Committee has granted performance-accelerated options to our named executive officers. The exercise price of each stock option awarded to our named executive officers under our 2008 Omnibus Incentive Compensation Plan is the closing sales price of our common stock on the date of grant. The grant dates are determined without regard to anticipated earnings or other major announcements by us.
     To further strengthen the commonality of interest between named executive officers and our stockholders, these performance-accelerated stock options provide accelerated vesting in one-third increments as our common stock meets certain specified price per share targets; provided that in no event shall any option be exercised for the first six months following the date of grant and such market price targets are achieved within three years from the date of grant of the option. Historically, the targets have been increases of $5.00, $10.00 and $15.00 per share over the then-current fair market value at the time of grant. However, effective January 1, 2009, our Compensation/Stock Option Committee evaluated these targets in light of the decline in our stock price and the general economic downturn and subsequently adjusted the targets to increases of $3.00, $6.00 and $9.00 per share over the then-current fair market value at the time of grant. While this adjustment was applicable to the grants made to Messrs. Recchia, Hogg and Herpich on January 1, 2009, this adjustment was not applicable to the grant made to Mr. Schultz on January 1, 2009, as such grant was governed by the terms of his employment agreement which contain the historical $5.00 target increases.
     Our Compensation/Stock Option Committee re-evaluated these targets again in December 2009 and, due to the increase in our stock price in late 2009 and the signs of economic recovery, increased the targets to the historical amounts of $5.00, $10.00 and $15.00 per share over the then-current fair market value at the time of grant for all grants on or after January 1, 2010. Generally, if our common stock does not reach the price per share targets, these options vest in full after five years from the date of grant for all of our named executive officers except Mr. Schultz, whose options vest in full after three years from the date of grant. Our Compensation/Stock Option Committee believes that these performance-accelerated options provide even greater motivation for our named executive officers to achieve our performance targets.
     On December 7, 2009, our Board of Directors also adopted a new policy with respect to stock option and restricted stock awards of employees and directors who meet the Rule of 75 at the time of their termination of employment or service as a director with our Company. An employee or director meets the Rule of 75 if his or her age plus his or her years of service (including any fractions thereof) with our Company or our subsidiaries and affiliates equals or exceeds 75. Generally, if an employee or director meets the Rule of 75 and his or her employment or service with our Company terminates under certain circumstances, then the employee’s or director’s stock option and restricted stock grants will continue to vest, and, in the case of a stock option, remain exercisable, in accordance with the regularly scheduled dates set forth in the applicable award agreements.
     During 2009, our Compensation/Stock Option Committee granted discretionary (except in the case of Mr. Schultz) options to purchase shares of our common stock to Messrs. Schultz, Recchia, Herpich and Hogg in the following amounts: Mr. Schultz (550,000), Mr. Recchia (175,000), Mr. Herpich (100,000) and Mr. Hogg (20,000). The options granted to Mr. Schultz under our 2008 Omnibus Incentive Compensation Plan were granted pursuant to the terms of his employment agreement amendment in 2008. In connection with the expiration of his employment agreement and our potential sale of NCH, our Compensation/Stock Option Committee did not grant Mr. Husselbee any discretionary options in 2009.
     (2) Restricted stock
     In order to further incentivize management, Messrs. Recchia and Herpich are entitled to 2,250 shares of restricted stock each fiscal year under the terms of their employment agreements, which are generally granted on the first day of the subsequent fiscal year.

They are entitled to earn an additional 2,250 shares of restricted stock if our Compensation/Stock Option Committee determines that 80% of the performance target has been met and an additional 2,250 shares of restricted stock if 115% of the performance target has been met. The applicable performance target is set by our Compensation/Stock Option Committee each year. Our Compensation/Stock Option Committee used the same compensation EBITDA target used for the incentive bonuses as the performance target for restricted stock awards granted for 2009. See “Cash Compensation—Incentive Bonuses—Compensation Targets” for the actual target selected for 2009. During 2009, both the 80% performance target and the 115% performance target were satisfied. Therefore, each of Messrs. Recchia and Herpich received 2,250 shares of restricted stock, plus an additional performance-based award of 4,500 shares of restricted stock. In order to enhance the awards’ ability to incentivize longer term focus and retention, the shares of restricted stock granted to Messrs. Recchia and Herpich are subject to vesting in approximately equal portions over a three-year period.
     Effective January 1, 2009, based on a recommendation by Towers Watson and in order to further tie his compensation to our performance, Mr. Schultz’s restricted stock incentives are tied entirely to our financial performance. Pursuant to his employment agreement, for fiscal year 2009 and for each fiscal year thereafter during the term of his employment agreement, Mr. Schultz is entitled to receive a grant of 11,250 shares of restricted stock each fiscal year if our Compensation/Stock Option Committee determines that 70% of the performance target has been met, which shares vest ratably over three years. Mr. Schultz is entitled to an additional 11,250 shares of restricted stock if our Compensation/Stock Option Committee determines that 80% of the performance target has been met and an additional 11,250 shares of restricted stock if our Compensation/Stock Option Committee determines that 115% of the performance target has been met, all of which are generally granted on the first day of the subsequent fiscal year. During 2009, the 70%, 80% and 115% performance targets were satisfied. Therefore, Mr. Schultz received a performance-based award of 33,750 shares of restricted stock for fiscal year 2009. The shares received in connection with satisfying 70% of the performance target vest ratably over three years, while the shares received in connection with satisfying 80% and 115% of the performance target vest one year from the date of grant.
     Although Mr. Hogg and Mr. Husselbee are not entitled to restricted stock under the terms of an employment agreement, our Compensation/Stock Option Committee generally awards them discretionary grants each year, typically subject to vesting in approximately equal portions over a three-year period, in comparable amounts to the non-performance based amounts received by Messrs. Recchia and Herpich. Our Compensation/Stock Option Committee granted Mr. Husselbee 12,250 shares of restricted stock on January 1, 2010 for his performance in 2009 and in light of the fact that Mr. Husselbee did not receive any restricted stock in 2009 due to the expiration of his employment agreement and our then-contemplated sale of NCH.
     On December 2009, our Board of Directors adopted a new policy with respect to stock option and restricted stock awards of employees and directors who meet the Rule of 75 at the time of their termination of employment or service as a director with our Company. An employee or director meets the Rule of 75 if his or her age plus his or her years of service (including any fractions thereof) with our Company or our subsidiaries and affiliates equals or exceeds 75. Generally, if an employee or director meets the Rule of 75 and his or her employment or service with our Company terminates under certain circumstances, then the employee’s or director’s stock option and restricted stock grants will continue to vest, and, in the case of a stock option, remain exercisable, in accordance with the regularly scheduled dates set forth in the applicable award agreements.
     We believe that grants of restricted stock further a sense of stock ownership by our named executive officers, further tie their compensation to our performance and give us a significant advantage in retaining and motivating key executives.
     Voluntary Stock Ownership Guidelines
     To align the interests of executive officers with the interest of our stockholders, we have adopted the following voluntary guidelines for executive officers to maintain a minimum number of shares in our common stock:

Chief Executive Officer of Valassis:	4X annual base salary

Executive Vice Presidents of Valassis and President of NCH:	3X annual base salary

Senior Vice Presidents of Valassis:	2.5X annual base salary

Vice Presidents of Valassis:	1.5X annual base salary
     Executives have four years from an initial promotion to the Vice President level to be in compliance with these voluntary guidelines, and two years from each subsequent promotion to a new level.

     Shares that count toward the satisfaction of the guidelines include: (i) shares of our common stock owned outright by the executive or members of the executive’s immediate family living in the same household, (ii) shares of our common stock held in trust for the benefit of the executive and the executive’s immediate family, (iii) restricted shares of our common stock issued and held by the executive under our restricted stock award plans, (iv) shares of our common stock held for the benefit of our executives in our retirement and savings plans, and (v) the value of in-the-money stock options.
     Retirement Plans
     Executive officers (as well as all of our employees) also are eligible to participate in Valassis Employees’ Retirement Savings Plan, subject to its terms, and certain named executive officers are eligible to participate in the Supplemental Benefit Plan, which provides for supplemental benefits to those participants for a period of 10 years commencing upon death, retirement or other voluntary or involuntary termination of employment. The benefits provided by our Supplemental Benefit Plan are payable annually, for a period of 10 years, commencing upon retirement, death or other termination of employment (or six months and a day thereafter with respect to certain amounts that were not earned and vested on December 31, 2004). In determining who is eligible to participate in the Supplemental Benefit Plan, our Compensation/Stock Option Committee evaluates our overall compensation structure, the terms of the individual employment agreements and our need to provide competitive compensation arrangements in order to attract, retain and motivate key executives. Messrs. Schultz, Recchia and Herpich participate in the Supplemental Benefit Plan. Our Compensation/Stock Option Committee evaluated Mr. Hogg’s compensation arrangements in 2007 and, due to his increased responsibilities at the Company and our desire to retain and motivate Mr. Hogg, we amended his employment agreement in 2007 to provide for additional supplemental benefits for a period of 10 years commencing upon his death, retirement or other termination of employment similar to those provided under the Supplemental Benefit Plan. The termination arrangements fit into our overall compensation objectives and reflect our historical pattern of providing our Chief Executive Officer with the highest level of compensation, followed by our Chief Financial Officer and then our executive vice presidents.
     Non-Compete Provisions
     We place significant importance on protecting our interests by including meaningful non-compete provisions in the executive employment agreements. As a general principle, the more we believe that the industry values the executive, the more essential the non-compete is to us. Accordingly, Mr. Schultz’s employment agreement contains a mandatory seven-year non-compete provision following termination. Mr. Recchia’s employment agreement contains a mandatory two-year non-compete restriction. The mandatory non-compete provision for Mr. Recchia is coupled with a mandatory obligation by him to provide advisory and consulting services during such two-year period. In the case of Messrs. Herpich, Hogg and Husselbee, each of their employment agreements provide that the non-competition provision may continue for up to two years following the termination of such executive’s employment, at our option (or the option of NCH, in the case of Mr. Husselbee), provided that we pay such executive his then-existing annual base salary during the extended period.
     See the sections entitled “Pension Benefits” and “Potential Payments and Benefits Upon Termination” for additional information.
     Perquisites and Other Personal Benefits
     Pursuant to the terms of their individual employment agreements, our named executive officers are entitled to limited perquisites and personal benefits including, among other things, all or a combination of, a car allowance, tax and accounting advice and country club membership. We do not feel that perquisites should play an important role in the compensation of our executives, but also feel that the benefits described above are reasonable and in line with those provided to management level employees and align with our overall compensation goal of providing competitive compensation to our executive officers that maximizes the interests of our stockholders.
     Change of Control
     Our named executive officers are entitled to certain benefits upon a change of control (as defined in our applicable stock plan). These change of control benefits are designed to promote stability and continuity of senior management in the face of the potential uncertainty that a change of control may bring. Information regarding applicable payments upon a change of control for the named executive officers is provided under the heading “Potential Payments and Benefits Upon Termination.”

INCOME TAX AND ACCOUNTING CONSIDERATIONS
     In the event total compensation for any named executive officer exceeds the $1 million threshold at which tax deductions are limited under Code Section 162(m), our Compensation/Stock Option Committee balances tax deductibility of executive compensation with its responsibility to retain and motivate executives with competitive compensation programs. As a result, our Compensation/Stock Option Committee may take such actions as it deems to be in the best interests of the stockholders, including: (i) provide non-deductible compensation above the $1 million threshold; (ii) require deferral of a portion of the bonus or other compensation to a time when payment may be deductible by us; and/or (iii) modify existing programs to qualify bonuses and other performance-based compensation to be exempt from the deduction limit.
COMPENSATION/STOCK OPTION COMMITTEE REPORT
     We, the Compensation/Stock Option Committee of the Board of Directors of Valassis Communications, Inc, have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
     This Compensation/Stock Option Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.
COMPENSATION/STOCK OPTION COMMITTEE
Patrick F. Brennan, Chairman
Dr. Walter H. Ku
Marcella A. Sampson

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2009
     The following Summary Compensation Table sets forth the compensation of our named executive officers during the 2009, 2008 and 2007 fiscal years; however, 2007 information is not provided for Mr. Husselbee as he was not a named executive officer during such fiscal year.

						Change in
						Pension Value
						and
					Non-Equity	Nonqualified
			Stock	Option	Incentive Plan	Deferred	All Other
			Awards	Awards	Compensation	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	($) (1)	($) (2)	($) (3)	Earnings ($) (4)	($) (5)	Total ($)

Alan F. Schultz	2009	1,000,000	29,700	396,000	2,000,000	474,951	48,195	3,948,846
Chief Executive Officer,	2008	930,000	263,025	5,380,500	429,692	255,404	55,012	7,313,633
President and Director	2007	780,000	163,125	250,650	624,000	143,109	25,485	1,986,369

Robert L. Recchia	2009	515,000	5,940	126,000	515,000	224,672	27,170	1,413,782
Executive Vice President,	2008	515,000	52,605	444,000	257,442	48,007	27,188	1,344,242
Chief Financial Officer, Treasurer and Director	2007	445,000	32,625	529,250	356,000	143,367	25,192	1,531,434

Richard Herpich	2009	372,000	5,940	72,000	323,640	102,148	37,726	961,814
Executive Vice President,	2008	372,000	52,605	444,000	156,209	— (6)	38,296	1,063,110
Sales and Marketing	2007	360,000	32,625	242,750	288,000	70,010	30,806	1,024,191

William F. Hogg, Jr.	2009	295,000	—	14,400	295,000	498,966	24,244	1,127,610
Executive Vice President	2008	295,000	—	177,600	186,806	403,326	22,479	1,085,211
of Manufacturing and Client Services	2007	290,000	32,625	139,250	232,000	408,737	18,269	1,120,881

Brian Husselbee(7)	2009	288,000	—	—	288,000	—	24,988	600,988
President and Chief Executive Officer of NCH Marketing Services, Inc.	2008	288,000	29,225	88,800	198,705	—	23,130	627,860

(1)	This column represents the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 (excluding estimated forfeitures based on service-based vesting conditions). For additional information, refer to Note 9 of our financial statements in our Form 10-K for the year ended December 31, 2009, as filed with the SEC. See the “Grants of Plan-Based Awards” Table for additional information on awards made in 2009. These amounts do not represent the actual amounts paid to or realized by the name executive officers during fiscal year 2009.

(2)	This column represents the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 (excluding estimated forfeitures based on service-based vesting conditions). For additional information, refer to Note 9 of our financial statements in our Form 10-K for the year ended December 31, 2009, as filed with the SEC. See the “Grants of Plan-Based Awards” Table for additional information on awards made in 2009. These amounts do not represent the actual amounts paid to or realized by the named executive officers during fiscal year 2009.

(3)	This column reflects amounts earned for each year (whether payable in such year or the subsequent year) pursuant to bonus opportunities established under the named executive officers’ employment agreements, and, in the case of Mr. Schultz, with respect to fiscal year 2007, in accordance with our Amended and Restated Senior Executive Bonus Plan and, with respect to fiscal years 2008 and 2009, our 2008 Senior Executives Semi-Annual Bonus Plan. The compensation EBITDA performance targets (for fiscal year 2008 and 2009) and EPS targets (for fiscal year 2007) were set by our Compensation/Stock Option Committee as described in the Compensation Discussion and Analysis. In addition, certain performance targets for Messrs. Herpich, Hogg and Husselbee were set by our Chief Executive Officer.

(4)	This column represents the change during each year in the present value of the benefits payable under the Supplemental Benefit Plan to each of Messrs. Schultz, Recchia and Herpich, the participants under the plan, and the present value of the benefits payable under Mr. Hogg’s employment agreement with respect to 2007, 2008 and 2009. See the section entitled “Pension Benefits” for additional information, including the present value assumptions used in this calculation. We do not maintain a nonqualified deferred compensation plan.

(5)	The compensation represented by the amounts set forth in the All Other Compensation column for the named executive officers are actual costs associated with each item of compensation and are detailed in the table below.

(6)	This does not include an amount for the change during 2008 in the present value of benefits payable under our Supplemental Benefit Plan to Mr. Herpich because the actual change was negative. This decrease of $79,178 was due to a change in the discount rate used in the calculation of present value of accumulated benefits from 5% in 2007 to 6% in 2008.

(7)	Mr. Husselbee was not a named executive officer during fiscal year 2007.

		Common Stock
		Match in	Contribution to
		Employee	Employee	Tax	Car	Country
		Stock Purchase	Profit Sharing	Preparation	Allowance	Club Dues
Name	Year	Plan ($) (1)	Plan ($) (2)	Fees ($)	($)	($)

Alan F. Schultz	2009	—	11,025	9,010	13,652	14,508
	2008	—	9,430	17,260	12,914	15,408
	2007	—	8,580	2,535	3,162	11,208
Robert L. Recchia	2009	—	11,025	1,440	9,355	5,350
	2008	1,188 (3)	9,430	1,225	9,045	6,300
	2007	1,115	8,580	1,195	8,002	6,300
Richard Herpich	2009	—	11,025	—	10,565	16,136
	2008	1,727 (3)	9,430	—	11,103	16,036
	2007	1,673	8,580	—	9,645	10,908
William F. Hogg, Jr.	2009	—	11,025	2,700	10,519	—
	2008	—	9,430	3,825	9,224	—
	2007	—	8,580	2,975	6,714	—
Brian Husselbee	2009	—	11,025	—	13,963	—
	2008	—	9,430	—	13,700	—

(1)	This column represents matching contributions to the named executive officer’s employee stock purchase plan account under our Employee Stock Purchase Plan. The matching contributions are equal to 25% of the executive’s contribution to the Employee Stock Purchase Plan, pursuant to which all employees are eligible to participate, and are in the form of our common stock. Effective January 1, 2008, we terminated the matching contribution feature of the Employee Stock Purchase Plan for all employees.

(2)	This column represents discretionary contributions we made on behalf of the named executive officers to our Employees’ Profit Sharing Plan, pursuant to which all employees participate.

(3)	Although we terminated the matching contribution feature of the Employee Stock Purchase Plan effective January 1, 2008, this amount reflects a matching restricted stock contribution to the named executive officer’s employee stock purchase plan account made in 2007, which vested in 2008.

GRANTS OF PLAN-BASED AWARDS IN 2009 FISCAL YEAR
     The following table shows the range of potential payments that could have been earned under the cash incentive awards granted to our named executive officers in 2009, as well as the time-vested and performance-based stock awards granted to them during the year ended December 31, 2009.

						Stock		Option			Grant Date
		Estimated Possible				Awards:		Awards:		Exercise	Fair Value
		Payouts Under Non-				Number		Number		or Base	of Stock
		Equity Incentive Plan				of Shares		of Shares		Price of	and
		Awards				of Stock		of Stock		Option	Options
	Grant	Threshold		Target		or Units		or Units		Awards	Awards
Name	Date	($)		($)		(#) (1)		(#)		($/Sh) (2)	($) (3)

Alan F. Schultz	1/1/09					22,500	(4)				29,700
	1/1/09							550,000	(5)	1.32	396,000
		—	(6)	—	(6)
		—	(7)	2,000,000	(8)
Robert L. Recchia	1/1/09					4,500	(9)				5,940
	1/1/09							175,000	(10)	1.32	126,000
		—	(11)	515,000	(12)
Richard Herpich	1/1/09					4,500	(13)				52,605
	1/1/09							100,000	(10)	1.32	72,000
		—	(11)	372,000	(14)
William F. Hogg, Jr.	1/1/09							20,000	(10)	1.32	14,400
		—	(11)	295,000	(14)
Brian Husselbee		—	(11)	288,000	(14)

(1)	Pursuant to Messrs. Schultz’s, Recchia’s and Herpich’s respective employment agreements, we deliver annual restricted stock awards to such executives in January for service and performance in the preceding fiscal year. Accordingly, this column reflects the restricted stock grants made to such executives on January 1, 2009 for performance in 2008. For information regarding our annual restricted stock awards to such executives relating to 2009, see “Executive Compensation/Compensation Discussion and Analysis—Compensation Elements—Equity Compensation—Restricted Stock.” Messrs. Hogg and Husselbee are not entitled to grants of restricted stock under their employment agreements; however, they may receive discretionary grants of restricted stock and this column reflects all such grants during 2009.

(2)	This exercise price represents the closing sales price of our common stock on the date of grant.

(3)	This column shows the full grant date fair value of equity awards granted in 2009 determined in accordance with FASB ASC Topic 718, except that no assumptions as to forfeitures were made. A discussion of the assumptions used in calculating grant date fair value is set forth in Note 9 of the financial statements in the Form 10-K for the year ended December 31, 2009, as filed with the SEC.

(4)	Pursuant to his employment agreement, Mr. Schultz was entitled to receive a non-performance based grant of 11,250 shares of restricted stock for fiscal 2008, which shares vest ratably over three years. Mr. Schultz was entitled to an additional 11,250 shares of restricted stock if the Company achieved 80% of the compensation EBITDA target in 2008 and was entitled to an additional 11,250 shares of restricted stock if the Company achieved 115% of the compensation EBITDA target in 2008. In both cases, the restricted stock vests one year from the date of grant. During 2008, the 80% performance target was satisfied; however, the 115% performance target was not satisfied. Therefore, Mr. Schultz was entitled to an additional award of 11,250 restricted shares and a total restricted stock grant of 22,500 shares for 2008. Although in accordance with his employment agreement such grant was not awarded to Mr. Schultz until January 1, 2009, the award pertains to fiscal 2008 and we recognized a portion of the award for financial statement reporting purposes in 2008.

(5)	Reflects a discretionary grant of options that become exercisable in increments of 33.333%, 33.333% and 33.334% at such time that the closing price per share of our common stock is equal to or exceeds $6.32, $11.32, and $16.32, respectively. In any event, however, the options vest in full on January 1, 2012 and will be exercisable until January 1, 2016.

(6)	In an effort to align his bonus opportunities with the bonus opportunities of our other named executive officers for fiscal year 2009, Mr. Schultz waived any right that he had under his employment agreement to a bonus for the six-month period ended June 30, 2009. See the “Compensation Discussion and Analysis” for additional information regarding the bonus opportunities for fiscal year 2009.

(7)	In an effort to align his bonus opportunities with the bonus opportunities of our other named executive officers for fiscal year 2009, Mr. Schultz and our Compensation/Stock Option Committee agreed that our Compensation/Stock Option Committee had the sole and absolute discretion to reduce or eliminate any bonus for the six-month period ended December 31, 2009, whether or not such bonus was then earned or otherwise payable by the terms of his employment agreement. See the “Compensation Discussion and Analysis” for additional information regarding the bonus opportunities for fiscal year 2009.

(8)	In light of the fact Mr. Schultz waived any right that he had under his employment agreement to a bonus for the six-month period ended June 30, 2009 and in an effort to give Mr. Schultz the maximum amount of bonus opportunity provided for under his employment agreement, this amounts reflects the value of the potential incentive cash bonus payout if 100% of the compensation EBITDA target was satisfied for the six-month period ended December 31, 2009. See the “Compensation Discussion and Analysis” for additional information regarding the bonus opportunities for fiscal year 2009. Actual bonus amounts earned in 2009 by our named executive officers are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(9)	This amount reflects awards granted to Mr. Recchia for fiscal 2008 performance. Pursuant to his employment agreement, Mr. Recchia was entitled to receive a non-performance based grant of 2,250 shares of restricted stock for fiscal 2008. Mr. Recchia was entitled to an additional 2,250 shares of restricted stock if the Company achieved 80% of the compensation EBITDA target in 2008 and was entitled to an additional 2,250 shares of restricted stock if the Company achieved 115% of the compensation EBITDA target in 2008. During 2008, the 80% performance target was satisfied; however, the 115% performance target was not satisfied. Therefore, Mr. Recchia was entitled to an additional award of 2,250 restricted shares and a total restricted stock grant of 4,500 shares for 2008. Restricted shares awarded to Mr. Recchia vest ratably over three years. Although in accordance with his employment agreement such grant was not awarded to Mr. Recchia until January 1, 2009, the award pertains to fiscal 2008 and we recognized a portion of the award for financial statement reporting purposes in 2008.

(10)	Reflects a discretionary grant of options that become exercisable in increments of 33.333%, 33.333% and 33.334% at such time that the closing price per share of our common stock is equal to or exceeds $4.32, $7.32, and $10.32, respectively. In any event, however, the options vest in full on January 1, 2014 and will be exercisable until January 1, 2016.

(11)	Pursuant to the terms of an employment agreement amendment, for fiscal year 2009, the named executive officer gave our Compensation/Stock Option Committee the sole and absolute discretion to reduce or eliminate any annual bonus prior to the time it was paid, without the consent of such named executive officer, whether or not such bonus was then earned or otherwise payable in accordance with the terms of such named executive officer’s employment agreement. See the “Compensation Discussion and Analysis” for additional information regarding the bonus opportunities for fiscal year 2009.

(12)	This amounts reflects the value of the potential incentive cash bonus payout if 100% of the compensation EBITDA annual target was satisfied. See the “Compensation Discussion and Analysis” for additional information regarding the bonus opportunities for fiscal year 2009. Actual bonus amounts earned in 2009 by our named executive officers are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(13)	This amount reflects awards granted to Mr. Herpich for fiscal 2008 performance. Pursuant to his employment agreement, Mr. Herpich was entitled to receive a non-performance based grant of 2,250 shares of restricted stock for fiscal 2008. Mr. Herpich was entitled to an additional 2,250 shares of restricted stock if the Company achieved 80% of the compensation EBITDA target in 2008 and was entitled to an additional 2,250 shares of restricted stock if the Company achieved 115% of the compensation EBITDA target in 2008. During 2008, the 80% performance target was satisfied; however, the 115% performance target was not satisfied. Therefore, Mr. Herpich was entitled to an additional award of 2,250 restricted shares and a total restricted stock grant of 4,500 shares for 2008. Restricted shares awarded to Mr. Herpich vest ratably over three years. Although in accordance with his employment agreement such grant was not awarded to Mr. Herpich until January 1, 2009, the award pertains to fiscal 2008 and we recognized a portion of the award for financial statement reporting purposes in 2008.

(14)	This amounts reflects the value of the potential incentive cash bonus payout if (i) 100% of the compensation EBITDA annual target was satisfied and (ii) the named executive officer achieved his individual performance targets set by our Chief Executive Officer. See the “Compensation Discussion and Analysis” for additional information regarding the bonus opportunities for fiscal year 2009. Actual bonus amounts earned in 2009 by our named executive officers are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table
     We have employment agreements with each of our named executive officers. The following summary of certain provisions of these employment agreements does not purport to be complete and is subject to and is qualified in its entirety by reference to the actual text of the employment agreements of the named executive officers, copies of which are exhibits to our SEC filings.
     Mr. Schultz’s employment agreement expires January 1, 2012, Mr. Herpich’s employment agreement expires June 30, 2011, Mr. Recchia’s employment agreement expires December 31, 2012, Mr. Hogg’s employment agreement expires January 1, 2011 and Mr. Husselbee’s employment agreement expires September 30, 2012. Pursuant to their respective employment agreements, Mr. Schultz is entitled to an annual base salary equal to $1,000,000, Mr. Recchia is entitled to an annual base salary equal to $515,000, Mr. Herpich is entitled to an annual base salary equal to $372,000, Mr. Hogg is entitled to an annual base salary of $295,000 and Mr. Husselbee is entitled to an annual base salary equal to $288,000. For 2009, salaries paid to our named executive officers accounted for the following percentages of their total compensation: Mr. Schultz (25.3%), Mr. Recchia (36.4%), Mr. Herpich (38.7%), Mr. Hogg (26.2%) and Mr. Husselbee (47.9%).
     Further, the employment agreements of each of Messrs. Herpich and Recchia provide that each executive is entitled to receive 2,250 shares of restricted stock for each year during the term of his respective employment agreement and up to an additional 4,500 shares of restricted stock for each year during the term of his employment agreement if we achieve certain performance targets. Effective January 1, 2009, with respect to grants of restricted stock awards for fiscal year 2009 and thereafter, Mr. Schultz is no longer entitled to any automatic grants of restricted stock but is eligible to receive up to 33,750 shares of restricted stock during each year of the term of his employment agreement if we achieve certain performance targets. In addition, Mr. Schultz’s employment agreement was amended, effective July 1, 2008, to provide that he is entitled to semi-annual bonuses of up to 100% of his annual salary if we achieve certain performance targets set by our Compensation/Stock Option Committee. Pursuant to the terms of his employment agreement, Mr. Recchia historically was entitled to semi-annual bonuses of up to 50% of his annual salary if we achieved certain performance targets set by our Compensation/Stock Option Committee. Messrs. Herpich’s, Hogg’s and Husselbee’s employment agreements historically provided that they were entitled to a semi-annual bonus of up to 25% of their annual salary if we achieved certain performance targets set by our Compensation/Stock Option Committee and an annual bonus of up to 50% of their annual salary in accordance with certain performance targets set annually by our Chief Executive Officer in conjunction with our Compensation/Stock Option Committee. See the “Compensation Discussion and Analysis” for additional information regarding the vesting periods applicable to the restricted stock awards described in this paragraph.
     In light of market and economic conditions at the time, financial covenants contained in our debt agreements, the substantial decline in our stock price beginning the third quarter of fiscal 2008 and our Compensation/Stock Option Committee’s desire to evaluate our Company’s financial performance for the entire 2009 year prior to awarding any bonus incentives, the employment agreements with Messrs. Recchia, Herpich and Hogg were amended in December 2008 to provide that, and Mr. Husselbee’s new employment agreement entered into in September 2009, as amended in December 2009, provides that, solely with respect to fiscal year 2009, (a) each of Messrs. Recchia, Herpich, Hogg and Husselbee was eligible to receive an annual cash bonus of up to 100% of base salary in lieu of his semi-annual and annual cash bonuses, as applicable, subject to the achievement of pre-established performance targets, and (b) our Compensation/Stock Option Committee had the sole and absolute discretion to reduce or eliminate any such bonus prior to the time it is paid, without the consent of such executive, whether or not such bonus is then earned or otherwise payable by its terms. See the “Compensation Discussion and Analysis” for additional information regarding the performance targets applicable to certain of such awards and the amounts granted in fiscal 2009.
     In light of the improving market conditions and increase in our stock price throughout fiscal 2009, the employment agreements with Messrs. Recchia, Herpich, Hogg and Husselbee were not similarly amended in 2009 with respect to bonus incentives for fiscal 2010. Accordingly, each of our named executive officers are entitled to semi-annual cash bonuses for fiscal year 2010, subject to the achievement of pre-established performance targets pursuant to the terms of their employment agreements.
     Provisions of the employment agreements of our named executive officers that relate to severance pay and termination benefits are described below in the section entitled “Potential Payments and Benefits Upon Termination.”
Non-equity Incentive Plan Compensation
     The non-equity incentive plan compensation set forth in the Summary Compensation Table for Fiscal Year 2009 reflects annual cash incentive compensation under the executives’ employment agreements and, in the case of Mr. Schultz, in accordance with our 2008 Senior Executives Semi-Annual Bonus Plan. For 2009, annual cash incentive compensation was earned based upon the achievement of an annual threshold compensation EBITDA target in the cases of Messrs. Recchia, Herpich, Hogg and Husselbee, and a semi-annual threshold compensation EBITDA target for the six-month period ended December 31, 2009 in the case of Mr. Schultz and, in the cases of Messrs. Herpich, Hogg and Husselbee, additional individual performance targets, and is payable as a percentage of salary as set forth in the executive’s employment agreement.

     The threshold and target amounts set forth in the Grants of Plan-Based Awards in 2009 Fiscal Year table represent the potential amounts that could have been earned if our compensation EBITDA exceeded 70% or achieved 100%, respectively, of the applicable annual and semi-annual compensation EBITDA target set by our Compensation/Stock Option Committee.
     Restricted Stock
     We grant restricted stock to Messrs. Schultz, Recchia and Herpich pursuant to our 2008 Omnibus Incentive Compensation Plan in amounts set forth in the executives’ employment agreements. From time to time, we grant, or have granted, restricted stock to Mr. Hogg and Mr. Husselbee pursuant to our 2008 Omnibus Incentive Compensation Plan (or other applicable plan at the time) in discretionary amounts that are approved by our Compensation/Stock Option Committee. Each year, one-third of the shares of restricted stock provided for in the employment agreements of Messrs. Recchia and Herpich vest over a three-year period and are non- performance based. The remaining two-thirds of the shares of restricted stock granted pursuant to the employment agreements of Messrs. Recchia and Herpich are granted based upon the achievement of specified financial performance targets and then generally vest over a three-year period, beginning with the first anniversary of the grant date. For all grants on or prior to January 1, 2009, one-third of the shares of restricted stock provided for in Mr. Schultz’s employment agreement vest over a three-year period and are non- performance based. The remaining two-thirds of the shares of restricted stock granted pursuant to Mr. Schultz’s employment agreement were granted based upon the achievement of specified financial performance targets and then generally vest over a one-year period, beginning with the first anniversary of the grant date. Effective January 1, 2009, all of the subsequent shares of restricted stock granted pursuant to Mr. Schultz’s employment agreement are granted based upon the achievement of specified performance targets and then vest over a three-year or one-year period depending on the level of performance achieved, beginning with the first anniversary of the grant date. For more information about these performance targets and the vesting schedules, see “Compensation Discussion and Analysis.”
     Subject to the terms of the new Rule of 75 policy adopted by our Board of Directors on December 7, 2009 with respect to certain termination events, shares of restricted stock granted to executives under our 2008 Omnibus Incentive Compensation Plan vest immediately upon the death or disability or upon a change of control of the Company or other special circumstances. For information about the Rule of 75 policy, see “Compensation Discussion and Analysis—Equity Compensation—Restricted stock.”
     During the vesting period, the executives are the beneficial owners of the shares of restricted stock and possess all voting and dividend rights provided the executives remain employed. Currently, we have no plans to pay cash dividends.
     Stock Options
     We grant stock options to our named executive officers pursuant to our 2008 Omnibus Incentive Compensation Plan. The option exercise price is equal to the closing sales price of our common stock on the date of grant. One-third of the stock options will vest upon achieving each of three common stock market price thresholds, provided that in any event the options will vest in full five years from the date of grant and have a term of two years thereafter. Generally, stock options are not transferable; however, our 2008 Omnibus Incentive Compensation Plan permits transfer (a) by will or the laws of descent and distribution or (b) to a family member (as defined in the Form S-8 Registration Statement under the Securities Act of 1933) as a gift or by a domestic relations order, only if, in each case, the transferee executes a written consent to be bound by the terms of the applicable stock option agreement.
     Subject to the terms of the new Rule of 75 policy adopted by our Board of Directors on December 7, 2009 with respect to certain termination events, stock options will become immediately exercisable in (a) the event of a change of control of the Company (as defined in the plan) unless otherwise provided in an individual award agreement, or (b) upon certain events of termination as specified in an individual award agreement and death and disability. For information about the Rule of 75 policy, see “Compensation Discussion and Analysis—Equity Compensation—Performance-accelerated options.”
Additional Information
     We have provided additional information regarding the compensation we pay to our named executives in the “Compensation Discussion and Analysis” section of this proxy statement.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END
     The following table provides information on the holdings of stock option and stock awards by the named executive officers on December 31, 2009. This table includes options that are exercisable, unearned options (with performance conditions that had not been satisfied), unvested restricted stock and unearned stock (with performance conditions that had not been satisfied). The vesting schedule for each grant that has not yet vested is shown following this table, based on the option or stock award grant date. The market value of the stock awards is based on the closing market price of our stock as of December 31, 2009, which was $18.26. For additional information about the option awards and stock awards, see the description of equity incentive compensation in the “Compensation Discussion and Analysis” section of this proxy statement.

	Option Awards					Stock Award
			Equity Incentive
			Plan Awards:						Market
		Number of	Number of					Number of	Value of
		Securities	Securities					Shares or	Shares or
		Underlying	Underlying	Option				Units of	Units of
		Unexercised	Unexercised	Exercise	Option	Stock		Stock That	Stock That
	Option	Options (#)	Unearned Options	Price	Expiration	Grant		Have Not	Have Not
Name	Grant Date	Exercisable	(#)	($)	Date	Date		Vested (#)	Vested ($)

Alan F. Schultz	4/1/2003	135,000		25.71	4/1/2010
	10/1/2003	135,000		26.90	10/1/2010
	4/1/2004	135,000		30.76	4/1/2011
	10/1/2004	135,000		30.10	10/1/2011
	4/1/2005	135,000		35.26	4/1/2012
	4/1/2006	0	135,000	29.37	4/1/2013
	1/1/2007	15,000	30,000	14.50	1/1/2014
	1/1/2008	150,000	300,000	11.69	1/1/2015
	5/12/2008	0	550,000	16.18	5/12/2015
						1/1/2007		3,750	68,475
						1/1/2008		7,500	136,950
						1/1/2009		11,250	205,425
						1/1/2009	A	11,250	205,425
Robert L. Recchia	4/1/2003	28,125		25.71	4/1/2010
	10/1/2003	28,125		26.90	10/1/2010
	4/1/2004	56,250		30.76	4/1/2011
	10/1/2004	56,250		30.10	10/1/2011
	4/1/2005	56,250		35.26	4/1/2012
	4/1/2006	0	56,250	29.37	4/1/2013
	1/1/2007	8,334	16,666	14.50	1/1/2014
	7/1/2007	0	60,000	17.19	7/1/2014
	1/1/2008	33,333	66,667	11.69	1/1/2015
	1/1/2009	175,000		1.32	1/1/2016
						1/1/2007		750	990
						1/1/2008		3,000	54,780
						1/1/2009		4,500	82,170

	Option Awards					Stock Awards
			Equity Incentive
			Plan Awards:					Market
		Number of	Number of				Number of	Value of
		Securities	Securities				Shares or	Shares or
		Underlying	Underlying	Option			Units of	Units of
		Unexercised	Unexercised	Exercise	Option	Stock	Stock That	Stock That
	Option	Options (#)	Unearned Options	Price	Expiration	Grant	Have Not	Have Not
Name	Grant Date	Exercisable	(#)	($)	Date	Date	Vested (#)	Vested ($)

Richard Herpich	4/1/2003	18,714		25.71	4/1/2010
	10/1/2003	18,715		26.90	10/1/2010
	4/1/2004	56,143		30.76	4/1/2011
	10/1/2004	56,143		30.10	10/1/2011
	4/1/2005	56,143		35.26	4/1/2012
	1/1/2007	8,334	16,666	14.50	1/1/2014
	8/1/2007	8,333	16,667	10.96	8/1/2014
	1/1/2008	33,333	66,667	11.69	1/1/2015
	1/1/2009	100,000		1.32	1/1/2016
						1/1/2007	750	13,695
						1/1/2008	3,000	54,780
						1/1/2009	4,500	82,170
William F. Hogg, Jr.	7/1/2001	100,000		35.80	7/1/2011
	12/4/2001	8,000		35.51	12/4/2011
	4/1/2003	43,750		25.71	4/1/2010
	10/1/2003	43,750		26.90	10/1/2010
	4/1/2004	43,750		30.76	4/1/2011
	10/1/2004	43,750		30.10	10/1/2011
	4/1/2005	43,750		35.26	4/1/2012
	4/1/2006	0	43,750	29.37	4/01/2013
	1/1/2007	8,334	16,666	14.50	1/1/2014
	1/1/2008	13,333	26,667	11.69	1/1/2015
	1/1/2009	20,000		1.32	1/1/2016
						1/1/2007	750	13,685
Brian Husselbee	1/1/2000	3,000		42.31	1/1/2010
	12/5/2000	6,000		28.31	12/5/2010
	12/4/2001	6,000		35.51	12/4/2011
	10/1/2002	5,000		35.20	10/1/2012
	3/4/2003	65,000		23.19	3/4/2013
	12/2/2003	50,000		28.58	12/2/2013
	12/7/2004	8,000		34.54	12/7/2014
	1/1/2007	8,334	16,666	14.50	1/1/2014
	8/1/2007	3,333	6,667	10.96	8/1/2014
	1/1/2008	6,666	13,334	11.69	1/1/2015
						1/1/2007	750	13,695
						1/1/2008	1,666	30,421
Outstanding Option Awards Vesting Schedule

Grant Date	Vesting Schedule
4/1/2006	Vests in increments of 33.333%, 33.333% and 33.334% at such time that the closing sales price per share of our common stock is equal to or exceeds $34.37, $39.37 and $44.37, respectively. In any event, however, the options vest in full on the fifth anniversary of the grant date.

1/1/2007	Vests in increments of 33.333%, 33.333% and 33.334% at such time that the closing sales price per share of our common stock is equal to or exceeds $19.50, $24.50 and $29.50, respectively. In any event, however, the options vest in full on the fifth anniversary of the grant date.

7/1/2007	Vests in increments of 33.333%, 33.333% and 33.334% at such time that the closing sales price per share of our common stock is equal to or exceeds $22.19, $27.19 and $32.19, respectively. In any event, however, the options vest in full on the fifth anniversary of the grant date.

8/1/2007	Vests in increments of 33.333%, 33.333% and 33.334% at such time that the closing sales price per share of our common stock is equal to or exceeds $15.96, $20.96 and $25.96, respectively. In any event, however, the options vest in full on the fifth anniversary of the grant date.

Grant Date	Vesting Schedule
1/1/2008	Vests in increments of 33.333%, 33.333% and 33.334% at such time that the closing sales price per share of our common stock is equal to or exceeds $16.69, $21.69 and $26.69, respectively. In any event, however, the options vest in full on the fifth anniversary of the grant date.

5/12/2008	Vests in increments of 33.333%, 33.333% and 33.334% at such time that the closing sales price per share of our common stock is equal to or exceeds $21.18, $26.18 and $31.18, respectively. In any event, however, the options vest in full on the third anniversary of the grant date.

1/1/2009	Vests in increments of 33.333%, 33.333% and 33.334% at such time that the closing sales price per share of our common stock is equal to or exceeds $4.32, $7.32 and $10.32, respectively. In any event, however, the options vest in full on the fifth anniversary of the grant date.
Outstanding Stock Awards Vesting Schedule

Grant Date	Vesting Schedule
1/1/2006	Vests in increments of 33.333%, 33.333% and 33.334% on each of the first three anniversaries of the grant date.

1/1/2007	Vests in increments of 33.333%, 33.333% and 33.334% on each of the first three anniversaries of the grant date.

1/1/2008	Vests in increments of 33.333%, 33.333% and 33.334% on each of the first three anniversaries of the grant date.

1/1/2009A	Vests in full on the first anniversary of the grant date.

1/1/2009	Vests in increments of 33.333%, 33.333% and 33.334% on each of the first three anniversaries of the grant date.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2009
     The following table provides information on the number of shares acquired and the value realized upon the vesting of restricted stock by the named executive officers during the year ended December 31, 2009 (and before payment of any applicable withholding tax).

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares
	Acquired on	Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($) (1)	Vesting (#)	Vesting ($) (2)

Alan F. Schultz	550,000	8,598,000	22,250	29,700
Robert L. Recchia	—	—	3,750	4,950
Richard Herpich	—	—	3,750	4,950
William F. Hogg, Jr.	—	—	1,750	2,310
Brian Husselbee	—	—	2,584	3,411

(1)	Amounts reflect the difference between the exercise price of the option and the closing market price at the time of exercise.

(2)	Amounts reflect the closing market value of the common stock on the day that the stock vested.
PENSION BENEFITS
     We established a Supplemental Benefit Plan in 1998 and amended the Plan in 2002 and twice in 2008. Our Supplemental Benefit Plan covers management employees who are designated by our Compensation/Stock Option Committee. Participating employees earn credited service for each year of continuous service with us. The annual amount of supplemental benefit is calculated by multiplying a participant’s years of credited service by 2% of the participant’s average annual base compensation while employed by us for the 36 months immediately preceding retirement or other termination of employment. The supplemental benefit is payable upon normal retirement, which age is presumed to be 65, or such earlier time as the participant is disabled, dies, is terminated without cause, voluntarily terminates his employment or there is a change of control of the company. The amount of supplemental benefit provided by our Supplemental Benefit Plan was payable semi-annually and, as a result of an amendment to the Plan in March 2008, is now payable annually, for a period of 10 years, commencing upon retirement, death or other termination of employment (or six months and a day thereafter with respect to certain amounts that were not earned and vested on December 31, 2004). The Supplemental Benefit Plan also provides that each participant is entitled to continued medical, prescription and dental benefits on terms similar to those provided under company-sponsored plans for a period of 10 years following retirement or other termination of employment. The benefits under the Supplemental Benefit Plan are provided subject to the participating employee’s compliance with the non-competition and non-solicitation provision in the plan. Any participant who violates the non-competition and non-solicitation restrictions forfeits participation under the plan and any further benefits thereunder. Participants do not contribute to the plan. The plan is unfunded and not qualified for tax purposes. The Plan was amended in December 2008 to comply with Section 409A of the Code.
     Base compensation under the plan excludes bonuses, commissions or other compensation of any kind. Three-year average base compensation for each of Mr. Schultz, Mr. Recchia and Mr. Herpich, who were participants under the plan as of the end of 2009 is: Mr. Schultz $903,000, Mr. Recchia $492,000 and Mr. Herpich $368,000. The benefits under the Supplemental Benefit Plan are not subject to any reduction for Social Security or any other offset amounts.
     In May 2007, in connection with an amendment to his employment agreement, Mr. Hogg was granted the right pursuant to the agreement to receive a supplemental retirement benefit commencing upon retirement, death, disability, change of control or other termination of employment without “Cause” (as defined in Mr. Hogg’s employment agreement) based on Mr. Hogg’s credited service for each year of continuous service with the company, subject to certain vesting requirements. The annual amount of the supplemental benefit is calculated by multiplying Mr. Hogg’s years of credited service by 2% of his average annual base compensation while employed by Valassis for the 36 months immediately preceding retirement or other termination of employment. The normal retirement age is presumed to be 65 or such earlier time as he is disabled, dies, is terminated without cause or there is a change of control of the company. The amount of supplemental benefit is payable semi-annually for a period of 10 years, commencing six months and a day after his retirement, death or other termination of employment. The employment agreement also provides that Mr. Hogg is entitled to continued medical, prescription and dental benefits on terms similar to those provided under company-sponsored plans for a period of 10 years following retirement or other termination of employment. The benefits under the agreement are provided subject to Mr. Hogg’s compliance with the non-competition and non-solicitation provisions in his employment agreement. If Mr. Hogg violates the non-competition and non-solicitation restrictions he also forfeits the severance amounts and other benefits provided for by the agreement. Three-year average base compensation for Mr. Hogg is $293,000.

     The table below shows the present value of accumulated benefits at December 31, 2009 payable to each of the covered named executive officers, including the number of years of service credited to such named executive officers, under our Supplemental Benefit Plan using a discount rate of 5.3%. The table also shows the present value of accumulated benefits at December 31, 2009 payable to Mr. Hogg pursuant to his employment agreement using a discount rate of 5.3%. Mr. Husselbee was not a participant under our Supplemental Benefit Plan nor was entitled to any supplemental retirement benefits under his employment agreement at December 31, 2009.

		Number of years of	Present Value of
Name	Plan Name	Credited Service (#)	Accumulated Benefit (1) ($)

Alan F. Schultz	Supplemental Benefit Plan	25	3,578,330
Robert L. Recchia	Supplemental Benefit Plan	27	1,926,617
Richard Herpich	Supplemental Benefit Plan	31	1,712,685
William F. Hogg, Jr.	Supplemental Benefit	31	1,311,029

(1)	Also includes the estimated incremental lump-sum present value of the payment obligations of our Company with respect to continued medical, prescription and retirement benefits for each of the officers named in the table, calculated in accordance with generally accepted accounting principles for financial reporting purposes assuming (a) termination occurred on December 31, 2009, (b) a 5.3% discount rate (as compared to a 6% discount rate used for 2008), and (c) increases in the cost of coverage trending from 11% to 5% over the 10-year coverage term.
POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION
     Estimated Payments Upon Death or Disability
     In the event of a termination by reason of death or disability of an executive officer (as defined in the respective employment agreements), we are required, pursuant to the executive’s employment agreement, to pay to such executive or his estate in a lump-sum his annual base salary through the date of termination and any deferred compensation and any accrued vacation pay to the date of termination. In such event, pursuant to his employment agreement amendment in 2008, Mr. Schultz is also entitled to receive an amount equal to his pro rata share of half of his semi-annual bonus for the six-month period in which his employment terminates (based on the achievement of certain performance targets at the end of the six-month period). Mr. Recchia is also entitled to receive an amount equal to his pro rata share of his semi-annual bonus for the six-month period in which his employment terminates (based on the achievement of certain performance targets at the end of the six-month period).
     Estimated Payments Upon Termination For Other Reasons
          Under the terms of Mr. Schultz’s employment agreement, if we terminate his employment other than for Cause (as defined in his employment agreement), or if he terminates his employment for Good Reason (as defined in his employment agreement), then he is entitled to receive his base salary for the duration of the term of his employment agreement, a lump-sum cash bonus in an amount equal to two times half of his maximum semi-annual cash bonus for the current six-month period (whether or not earned), and any deferred compensation and any accrued vacation pay to the date of termination. Pursuant to his employment agreement amendment in 2008, he is also entitled to receive the pro rata share of half of his semi-annual bonus for the six-month period in which his employment terminates (based on the achievement of certain performance targets at the end of the six-month period). Under the terms of Mr. Recchia’s employment agreement, if we terminate his employment other than for Cause (as defined in his employment agreement), or if he terminates his employment for Good Reason (as defined in his employment agreement), then he is entitled to receive his base salary for the duration of the term of his employment agreement, a lump-sum cash bonus in an amount equal to two times his maximum semi-annual cash bonus for the current six-month period (whether or not earned), and any deferred compensation and any accrued vacation pay to the date of termination. He is also entitled to receive the pro rata share of his semi-annual bonus for the six-month period in which his employment terminates (based on the achievement of certain performance targets at the end of the six-month period). Under the terms of the employment agreements with Messrs. Herpich, Hogg and Husselbee, if we terminate the executive’s employment other than for Cause (as defined in the respective employment agreements), we are obligated to continue to pay such executive a base salary for the duration of the term of his employment agreement, a lump-sum cash bonus in an amount equal to two times his maximum semi-annual cash bonus for the current six-month period (whether or not earned), and any deferred compensation and any accrued vacation pay to the date of termination. These three employment agreements include mitigation provisions whereby the executive must actively seek employment and salary continuation payments are reduced by the amount earned with a subsequent employer. All of the employment agreements with the named executive officers provide that, under certain circumstances, we are also required to maintain our executive’s participation in all employee welfare and medical benefit plans in which the executive was eligible to participate at the time of his termination.
          If we terminate the employment of Messrs. Schultz or Recchia for Cause, or either of them terminates his employment with us without Good Reason, such executive officer is entitled to receive any compensation earned through the date of termination and any previously deferred compensation. Following this payment, except as provided below, we will then have no further obligations to the terminated executive officer under his employment agreement. Under the terms of the employment agreements for Messrs. Herpich and Hogg, if we terminate the employment of such executive officer for Cause, we will pay such executive officer any compensation earned through the date of termination and any previously deferred compensation. Following this payment, we will then have no further obligations to the terminated executive officer under his employment agreement.
          The employment agreements with our named executive officers prohibit the executives from competing with us during the periods of their scheduled employment with us. In the case of Messrs. Herpich, Hogg, and Husselbee this non-competition provision may continue for up to two years following the termination of their employment, at our option, provided that we pay Messrs. Herpich, Hogg, and Husselbee their then-existing annual base salary during the extended period. In the case of Mr. Recchia, this non-competition provision continues for up to two years following the termination of his employment with us, provided that during the extended period he furnishes advisory and consulting services to us and we pay him his annual base salary. Mr. Schultz’s employment agreement provides that this non-competition provision extends for seven years after the later of the expiration date of his employment period or severance period, as the case may be, and we pay Mr. Schultz his annual base salary during each of the first three years of such seven-year period as well as an amount equal to one-half of such annual base salary during each of the last four years of such period.
     Estimated Payments Upon a Change of Control
     Upon a change of control (as defined in our 2008 Omnibus Incentive Compensation Plan) all options granted to the named executive officers become fully exercisable. In addition, we have agreed to reimburse the named executive officers for all excise taxes that are imposed on the executives by Section 280G and Section 4999 of the Code and any income and excise taxes that are payable by the executives as a result of any reimbursements for Section 280G and Section 4999 excise taxes. Upon a change of control (as defined in our 2008 Omnibus Incentive Compensation Plan), shares of restricted stock vest immediately. In addition, a change of control of our Company could result in one or more of the executives being terminated other than for Cause, or one or more of Messrs. Schultz and Recchia terminating his respective employment for Good Reason. In either of these events, the severance arrangements described above would apply.
     The tables below describe and quantify certain compensation that would become payable under existing plans and arrangements if the named executive officer’s employment had terminated on December 31, 2009, or if a change of control occurred on that date, given the named executive officer’s compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees. In addition, the tables below do not include amounts that the participating named executive officers are entitled to under our Supplemental Benefit Plan, which are discussed above under “Pension Benefits.” Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price.

ALAN F. SCHULTZ
     The following table shows the potential payments upon termination or a change of control of the company for Mr. Schultz, our President and Chief Executive Officer.

	Voluntary	Normal	Involuntary		Involuntary
	Termination	Retirement	not for Cause	Good	for Cause	Change of	Disability	Death
	($)	($)	($)	Reason ($)	($)	Control ($)	($)	($)

Severance(1)	—	—	3,000,000	3,000,000	—	3,000,000	—	—
Accelerated Options(2)	—	3,227,800	3,227,800	3,227,800	—	3,227,800	3,227,800	3,227,800
Accelerated Restricted Stock(3)	—	616,275	616,275	616,275	—	616,275	616,275	616,275
Continuation of Healthcare Benefits(4)	—	—	—	—	—	—	—	—
Non-compete(5)	5,000,000	5,000,000	5,000,000	5,000,000	5,000,000	5,000,000	5,000,000	—
Estimated Tax Gross-up(6)	—	—	—	—	—	3,359,058	—	—

Total	5,000,000	8,844,075	11,844,075	11,844,075	5,000,000	15,203,133	8,844,075	3,844,075

(1)	Reflects (i) annual base salary paid bi-weekly for the remainder of the term of the executive’s employment agreement following termination, plus (ii) a lump-sum cash bonus in an amount equal to two times half of the executive’s maximum semi-annual cash bonus for the current six-month period (whether or not earned).

(2)	Reflects the value of options that become fully exercisable following the date of termination. Mr. Schultz has options exercisable for 1,015,000 shares of our common stock which vest upon termination.

(3)	Reflects the shares of restricted stock that would become vested based on a fair market value per share of $18.26.

(4)	For information regarding the value of all future payments which the executive would be entitled to receive under our health plans, see the section entitled “Pension Benefits.”

(5)	Reflects the estimated value of all future payments (paid bi-weekly) which the executive would be entitled to receive pursuant to the non-competition provision contained in his employment agreement.

(6)	Under the executive’s employment agreement, we have agreed to reimburse the executive for all excise taxes that are imposed on the executive by Section 280G and Section 4999 of the Code and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 280G and Section 4999 excise taxes. Based on our estimates, an excise tax would be payable on any employment termination described above in connection with, or upon, a change of control. For purposes of these calculations, it is assumed that healthcare benefit continuation costs are $1,500 per month, that the entire amount of any severance or non-competition payments are treated as payments contingent on a change of control, and that applicable federal and state income tax rates remain at their current levels throughout the payment period. Were an actual change of control/termination event to occur, some or all of these payments might be treated as reasonable compensation for post-transaction services. As of December 31, 2009, if at least $1,500,000 were determined to be reasonable payment for not competing during the nine year period, there would be no excise tax and no gross-up payment. The actual gross-up payment could vary significantly from the amount shown depending on the actual date of any event and factual determinations regarding the value of not competing.

ROBERT L. RECCHIA
     The following table shows the potential payments upon termination or a change of control of the company for Mr. Recchia, our Executive Vice President, Chief Financial Officer and Treasurer.

	Voluntary	Normal	Involuntary		Involuntary
	Termination	Retirement	not for Cause	Good	for Cause	Change of	Disability	Death
	($)	($)	($)	Reason ($)	($)	Control ($)	($)	($)

Severance(1)	—	—	2,060,000	2,060,000	—	2,060,000	—	—
Accelerated Options(2)	—	564,866	564,866	564,866	—	564,866	564,866	564,866
Accelerated Restricted Stock(3)	—	150,645	150,645	150,645	—	150,645	150,645	150,645
Continuation of Healthcare Benefits(4)	—	—	—	—	—	—	—	—
Non-compete(5)	1,030,000	1,030,000	1,030,000	1,030,000	1,030,000	1,030,000	1,030,000	—
Estimated Tax Gross-up(6)	—	—	—	—	—	1,167,818	—	—

Total	1,030,000	1,745,511	3,805,511	3,805,511	1,030,000	4,973,329	1,745,511	715,511

(1)	Reflects (i) annual base salary paid bi-weekly for the remainder of the term of the executive’s employment agreement following termination, plus (ii) a lump-sum bonus equal to 100% of the maximum annual cash bonus for the year in which the termination occurs (whether or not earned).

(2)	Reflects the value of options that become fully exercisable following the date of termination. Mr. Recchia has options exercisable for 199,583 shares of our common stock which vest upon termination.

(3)	Reflects the shares of restricted stock that would become vested based on a fair market value per share of $18.26.

(4)	For information regarding the value of all future payments which the executive would be entitled to receive under our health plans, see the section entitled “Pension Benefits.”

(5)	Reflects the estimated value of all future payments (paid bi-weekly) which the executive would be entitled to receive pursuant to the non-competition provision contained in his employment agreement.

(6)	Under the executive’s employment agreement, we have agreed to reimburse the executive for all excise taxes that are imposed on the executive by Section 280G and Section 4999 of the Code and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 280G and Section 4999 excise taxes. Based on our estimates, an excise tax would be payable on any employment termination described above in connection with, or upon, a change of control. For purposes of these calculations, it is assumed that healthcare benefit continuation costs are $1,500 per month, that the entire amount of any severance or non-competition/consulting payments are treated as payments contingent on a change of control, and that applicable federal and state income tax rates remain at their current levels throughout the payment period. Were an actual change of control/termination event to occur, some or all of these payments might be treated as reasonable compensation for post-transaction services. As of December 31, 2009, if at least $700,000 were determined to be reasonable payment for not competing/consulting during the five year period, there would be no excise tax and no gross-up payment. The actual gross-up payment could vary significantly from the amount shown depending on the actual date of any event and factual determinations regarding the value of not competing and consulting.

RICHARD HERPICH
     The following table shows the potential payments upon termination or a change of control of the company for Mr. Herpich, our Executive Vice President, Sales and Marketing.

	Voluntary	Normal	Involuntary		Involuntary
	Termination	Retirement	not for Cause	Good	for Cause	Change of	Disability	Death
	($)	($)	($)	Reason ($)	($)	Control ($)	($)	($)

Severance(1)	—	—	930,000	930,000	—	930,000	—	—
Accelerated Options(2)	—	622,335	622,335	622,335	—	622,335	622,335	622,335
Accelerated Restricted Stock(3)	—	150,645	150,645	150,645	—	150,645	150,645	150,645
Continuation of Healthcare Benefits(4)	—	—	—	—	—	—	—	—
Non-compete(5)	744,000	744,000	744,000	744,000	—	744,000	744,000	—
Estimated Tax Gross-up(6)	—	—	—	—	—	0	—	—

Total	744,000	1,516,980	2,446,980	2,446,980	0	2,446,980	1,516,980	772,980

(1)	Reflects (i) annual base salary paid bi-weekly for the remainder of the term of the executive’s employment agreement following termination, plus (ii) a lump-sum bonus equal to 100% of the maximum annual cash bonus for the year in which the termination occurs (whether or not earned).

(2)	Reflects the value of options that become fully exercisable following the date of termination. Mr. Herpich has options exercisable for 100,000 shares of our common stock which vest upon termination.

(3)	Reflects the shares of restricted stock that would become vested based on a fair market value per share of $18.26.

(4)	For information regarding the value of all future payments which the executive would be entitled to receive under our health plans, see the section entitled “Pension Benefits.”

(5)	Reflects the estimated value of all future potential payments (paid bi-weekly) which the executive may be entitled to receive pursuant to the non-competition provision contained in his employment agreement assuming that we decide to enforce the non-competition provision and pay this additional amount.

(6)	Under the executive’s employment agreement, we have agreed to reimburse the executive for all excise taxes that are imposed on the executive by Section 280G and Section 4999 of the Code and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 280G and Section 4999 excise taxes. Based on our estimates, an excise tax would not be payable on any employment termination described above in connection with, or upon, a change of control.

WILLIAM F. HOGG, JR.
     The following table shows the potential payments upon termination or a change of control of the company for Mr. Hogg, our Executive Vice President of Manufacturing and Client Services.

	Voluntary	Normal	Involuntary	Good	Involuntary	Change of
	Termination	Retirement	not for Cause	Reason	for Cause	Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)	($)

Severance(1)	—	—	590,000	590,000	—	590,000	—	—
Accelerated Options(2)	—	237,866	237,866	237,866	—	237,866	237,866	237,866
Accelerated Restricted Stock(3)	—	13,695	13,695	13,695	—	13,695	13,695	13,695
Continuation of Healthcare Benefits(4)	—	—	—	—	—	—	—	—
Non-compete(5)	590,000	590,000	590,000	590,000	—	590,000	590,000	—
Estimated Tax Gross-up(6)	—	—	—	—	—	0	—	—

Total	590,000	841,5610	1,431,561	1,431,561	0	1,431,561	841,561	251,561

(1)	Reflects (i) annual base salary paid bi-weekly for the remainder of the term of the executive’s employment agreement following termination, plus (ii) a lump-sum bonus equal to 100% of the maximum annual cash bonus for the year in which the termination occurs (whether or not earned).

(2)	Reflects the value of options that become fully exercisable following the date of termination. Mr. Hogg has options exercisable for 87,083 shares of our common stock which vest upon termination.

(3)	Reflects the shares of restricted stock that would become vested based on a fair market value per share of $18.26.

(4)	For information regarding the value of all future payments which the executive would be entitled to receive under our health plans, see the section entitled “Pension Benefits.”

(5)	Reflects the estimated value of all future potential payments (paid bi-weekly) which the executive may be entitled to receive pursuant to the non-competition provision contained in his employment agreement assuming that we decide to enforce the non-competition provision and pay this additional amount.

(6)	Under the executive’s employment agreement, we have agreed to reimburse the executive for all excise taxes that are imposed on the executive by Section 280G and Section 4999 of the Code and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 280G and Section 4999 excise taxes. Based on our estimates, an excise tax would not be payable on any employment termination described above in connection with, or upon, a change of control.

BRIAN HUSSELBEE
     The following table shows the potential payments upon termination or a change of control of the company for Mr. Husselbee, the President and Chief Executive Officer of NCH.

	Voluntary	Normal	Involuntary	Good	Involuntary	Change of
	Termination	Retirement	not for Cause	Reason	for Cause	Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)	($)

Severance(1)	—	—	1,080,000	1,080,000	—	1,080,000	—	—
Accelerated Options(2)	—	198,938	198,938	198,938	—	198,938	198,938	198,938
Accelerated Restricted Stock(3)	—	44,116	44,116	44,116	—	44,116	44,116	44,116
Continuation of Healthcare Benefits(4)	—	—	—	—	—	—	—	—
Non-compete(5)	576,000	576,000	576,000	576,000	—	576,000	576,000	—
Estimated Tax Gross-up(6)	—	—	—	—	—	0	—	—

Total	576,000	819,054	1,899,054	1,899,054	0	1,899,054	819,054	243,054

(1)	Reflects (i) annual base salary paid bi-weekly for the remainder of the term of the executive’s employment agreement following termination, plus (ii) a lump-sum bonus equal to 100% of the maximum annual cash bonus for the year in which the termination occurs (whether or not earned).

(2)	Reflects the value of options that become fully exercisable following the date of termination. Mr. Husselbee has options exercisable for 36,667 shares of our common stock which vest upon termination.

(3)	Reflects the shares of restricted stock that would become vested based on a fair market value per share of $18.26.

(4)	For information regarding the value of all future payments which the executive would be entitled to receive under our health plans, see the section entitled “Pension Benefits.”

(5)	Reflects the estimated value of all future potential payments (paid bi-weekly) which the executive may be entitled to receive pursuant to the non-competition provision contained in his employment agreement assuming that we decide to enforce the non-competition provision and pay this additional amount.

(6)	Under the executive’s employment agreement, we have agreed to reimburse the executive for all excise taxes that are imposed on the executive by Section 280G and Section 4999 of the Code and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 280G and Section 4999 excise taxes. Based on our estimates, an excise tax would not be payable on any employment termination described above in connection with, or upon, a change of control.

EQUITY COMPENSATION PLAN INFORMATION
     The following table provides information as of December 31, 2009 with respect to shares of our common stock that may be issued under our existing equity compensation plans, including our Broad-Based Incentive Plan, our Amended and Restated 1992 Long-Term Incentive Plan, our 2002 Long-Term Incentive Plan, our 2005 Executive Restricted Stock Plan, our 2005 Employee and Director Restricted Stock Award Plan, our ADVO Inc. 2006 Incentive Compensation Plan, as amended, and our 2008 Omnibus Incentive Compensation Plan.

	A	B	C
Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	to be Issued upon	Weighted Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding Securities
Plan Category	Option(s)	Options	Reflected in Column A)

Equity Compensation Plans Approved by Stockholders(1)	7,809,203	$17.45	4,008,130
Equity Compensation Plans Not Approved by Stockholders(2)	2,046,037	$20.25	—

(1)	Consists of our 2002 Long-Term Incentive Plan, our Amended and Restated 1992 Long-Term Incentive Plan, our 2005 Executive Restricted Stock Plan, our 2005 Employee and Director Restricted Stock Award Plan and our 2008 Omnibus Incentive Compensation Plan.

(2)	Consists of our Broad-Based Incentive Plan and our ADVO, Inc. 2006 Incentive Compensation Plan, which we assumed in connection with our acquisition of ADVO.
SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
     The following table sets forth information concerning the beneficial ownership of our common stock by our directors, our named executive officers as well as all of our directors and executive officers as a group, as of March 15, 2010. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. For purposes of calculating the percentage beneficially owned, the number of shares of our common stock includes 49,434,470 shares of our common stock outstanding as of March 15, 2010 and the shares of our common stock subject to options held by the person or group that are currently exercisable or exercisable within 60 days from March 15, 2010. The address of all persons listed below is c/o Valassis Communications, Inc., 19975 Victor Parkway, Livonia, Michigan 48152.

Name	Shares Beneficially Owned(1)		Percent

Joseph B. Anderson	20,694	(2)	*
Patrick F. Brennan	62,886	(3)	*
Kenneth V. Darish	72,953	(4)	*
Richard Herpich	542,282	(5)	1.1%
William F. Hogg, Jr.	401,229	(7)	*
Brian Husselbee	240,501	(8)
Dr. Walter H. Ku	63,233	(9)	*
Robert L. Recchia	723,170	(10)	1.4%
Marcella A. Sampson	50,386	(11)	*
Alan F. Schultz	1,867,458	(12)	3.7%
Wallace S. Snyder	18,550	(13)
Faith Whittlesey	99,774	(14)	*
All executive officers and directors as a group (12 persons)	4,163,116	(15)	7.8%

*	Less than 1.0%.

(1)	Unless otherwise noted, each director and executive officer has sole voting and investment power with respect to the shares shown as beneficially owned by him or her.

(2)	Includes currently exercisable options to purchase 15,000 shares of common stock granted to independent directors pursuant to our executive long-term incentive plans.

(3)	Includes currently exercisable options to purchase 51,000 shares of common stock granted to independent directors pursuant to our executive long-term incentive plans.

(4)	Includes currently exercisable options to purchase 64,000 shares of common stock granted to independent directors pursuant to our executive long-term incentive plans.

(5)	Includes currently exercisable options to purchase 495,480 shares of common stock granted pursuant to our executive long-term incentive plans.

(7)	Includes currently exercisable options to purchase 383,002 shares of common stock pursuant to our executive long-term incentive plans.

(8)	Includes currently exercisable options to purchase 214,668 shares of common stock granted pursuant to our executive long-term incentive plans.

(9)	Includes currently exercisable options to purchase 55,000 shares of our common stock granted pursuant to our executive long-term incentive plans.

(10)	Includes currently exercisable options to purchase 661,877 shares of our common stock granted to independent directors pursuant to our executive long-term incentive plans.

(11)	Includes currently exercisable options to purchase 41,000 shares of our common stock pursuant to our executive long-term incentive plans.

(12)	Includes currently exercisable options to purchase 1,620,002 shares of our common stock granted to independent directors pursuant to our executive long-term incentive plans.

(13)	Includes currently exercisable options to purchase 15,000 shares of our common stock granted to independent directors pursuant to our executive long-term incentive plans.

(14)	Includes currently exercisable options to purchase 82,000 shares of our common stock granted to independent directors pursuant to our executive long-term incentive plans.

(15)	This number includes currently exercisable options to purchase 3,698,029 shares of our common stock pursuant to our executive long-term incentive plans.
SECTION 16(a) BENEFICIAL
OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
     Based solely on review of the copies of such forms furnished to us, or written representations that no Forms 5 were required, we believe that during the fiscal year ended December 31, 2009 all Section 16(a) filing requirements applicable to our officers and directors were complied with, except for a late Form 4 filing for each of our non-employee directors arising from the lapse of restrictions from previous restricted stock grants on January 10, 2009, notice of which was filed on Form 4 for each of our non-employee directors on January 14, 2009, or one business day late.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following table presents information concerning the ownership of our common stock by all holders who beneficially owned more than 5% of the outstanding shares of our common stock as of March 22, 2010.

	Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class
Alydar Partners, LLC (1) 222 Berkeley Street, 17th Floor Boston, MA 02116	2,863,495	5.95%

Barrow, Hanley, Mewhinney & Strauss, Inc. (2) 2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761	3,788,804	7.87%

Blackrock, Inc. (3) 40 East 52nd Street New York, NY 10022	2,587,171	5.37%

Hotchkis and Wiley Capital Management, LLC (4) 725 South Figueroa Street, 39th Floor Los Angeles, California 90017-5439	6,689,231	13.9%

Hotchkis and Wiley Mid-Cap Value Fund (5) 725 S. Figuero Street, 39th Floor Los Angeles, CA 90017-5439	2,627,300	5.5%

Peninsula Capital Advisors, LLC (6) 404B East Main Street Charlottesville, VA 22902	4,000,000	8.31%

The Vanguard Group, Inc. (7) 100 Vanguard Blvd. Malvern, PA 19355	2,911,549	6.04%

(1)	According to information contained in a 13G/A filed with the SEC on February 16, 2010, Alydar Partners, LLC has shared voting and dispositive power with respect to 2,863,465 shares of our common stock. In addition, the filing reports that Alydar shares this voting power with John A. Murphy.

(2)	According to information contained in a Schedule 13G filed with the SEC on February 8, 2010, Barrow, Hanley, Mewhinney & Strauss, Inc., in its capacity as investment advisor, has sole voting power with respect to 1,549,004 shares of our common stock, shared voting power with respect to 2,239,800 shares of our common stock and sole dispositive power with respect to 3,788,804 shares of our common stock.

(3)	According to information contained in a Schedule 13G filed with the SEC on January 29, 2010, Blackrock, Inc. has sole voting and dispositive power with respect to 2,587,171 shares of our common stock.

(4)	According to information contained in a Schedule 13G/A filed with the SEC on February 12, 2009, Hotchkis and Wiley Capital Management, LLC, in its capacity as investment advisor, has sole voting power with respect to 4,554,031 shares of our common stock and sole dispositive power with respect to 6,689,231 shares of our common stock.

(5)	According to information contained in a 13G/A filed with the SEC on February 12, 2010, Hotchkis and Wiley Mid-Cap Value Fund, in its capacity as an investment advisor, has sole voting and dispositive power with respect to 2,627,300 shares of our common stock.

(6)	According to information contained in a Schedule 13G filed with the SEC on February 10, 2010, Peninsula Capital Advisors, LLC (“Peninsula”) has shared voting and dispositive power with respect to 3,000,000 shares of our common stock. In addition, the filing reports that Peninsula shares this voting power with Peninsula Investment Partners, L.P.

(7)	According to information contained in a Schedule 13G filed with the SEC on February 5, 2010, The Vanguard Group, Inc., in its capacity as investment manager, has sole voting power with respect to 63,133 shares of our common stock, sole dispositive power with respect to 2,848,416 shares of our common stock and shared dispositive power with respect to 2,911,549 shares of our common stock.

AUDIT COMMITTEE REPORT
     The Audit Committee of our Board of Directors is comprised of the three directors named below. It operates pursuant to a written charter adopted by our Board of Directors which can be viewed in the “Investors/Corporate Governance” section of the Company’s Web site at www.valassis.com.
     The role of the Audit Committee is to assist our Board of Directors in its oversight of the Company’s financial reporting process. Our Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by applicable listing standards of the NYSE and the rules and regulations promulgated by the SEC. As set forth in the Audit Committee Charter, the management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.
     In the performance of its oversight function, the Audit Committee has considered and discussed with management and the Company’s independent auditors, Deloitte & Touche LLP, the audited financial statements for the year ended December 31, 2009 and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2009. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, , as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Finally, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP that firm’s independence. The Audit Committee also considered whether Deloitte & Touche LLP’s non-audit services, including tax consulting and benefit plan services are compatible with maintaining Deloitte & Touche LLP’s independence.
     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”
     Based upon the reviews and discussions referred to above, in reliance on management and the independent registered accounting firm, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.
     This Audit Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.
SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
     Wallace S. Snyder, Chairman
     Kenneth V. Darish
     Ambassador Faith Whittlesey

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(PROPOSAL 2)
     The Audit Committee of our Board of Directors has appointed the firm of Deloitte & Touche LLP, independent certified public accountants, as our auditors for the 2009 fiscal year, subject to the ratification of such appointment by the stockholders at the annual meeting. Deloitte & Touche LLP has audited our financial statements since the year ended December 31, 1997.
     If the appointment of Deloitte & Touche LLP for the 2010 fiscal year is not ratified by the stockholders, the Audit Committee of our Board of Directors will appoint other independent accountants whose appointment for any period subsequent to the next annual meeting of stockholders will be subject to the approval of stockholders at that meeting. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting and will have an opportunity to make a statement should he or she so desire. The representative will also be available to respond to appropriate questions from stockholders during the meeting.
     Ratification of the selection of Deloitte & Touche LLP as independent public accountants will require the affirmative vote of the holders of a majority of the votes cast, meaning the votes cast “for” must exceed the votes cast “against.”
     OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR THE 2010 FISCAL YEAR.
Independent Auditors Fees
Deloitte & Touche LLP Fees
     The following table sets forth approximate aggregate fees billed to us for fiscal years ended December 31, 2008 and December 31, 2009 by Deloitte & Touche LLP:

	2008 ($)	2009 ($)
Audit Fees(1)	1,332,001	1,128,953
Audit-Related Fees	—	—
Tax Fees(2)	339,978	322,088
All Other Fees(3)	10,412	—

Total	1,682,391	1,451,041

(1)	Audit fees consisted of: audit work performed in the preparation of our financial statements included in our Form 10-K and a review of our financial statements included in our Form 10-Qs; for the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

(2)	Tax fees consisted of fees for tax services such as tax compliance, tax planning and tax advice.

(3)	All Other Fees consists of work performed by Deloitte & Touche LLP that is not within the above categories, including consulting services provided in connection with the reorganization of certain of our foreign operations.
     Our Audit Committee Charter provides that all audit and non-audit services to be performed by our independent public auditors must be approved in advance by the Audit Committee. As permitted by the Exchange Act, the Audit Committee may delegate to one or more of its members pre-approval authority with respect to permitted services. All such approvals are presented to the Audit Committee at its next scheduled meeting.
     As permitted by the Exchange Act, our Audit Committee Charter permits the waiver of the pre-approval requirements for services other than audit services if certain conditions are met. All audit-related services, tax services and other services were pre-approved by the Audit Committee which considered that the provision of such services was compatible with maintaining the independence of Deloitte & Touche LLP in the conduct of its auditing functions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     In accordance with our Policy on Related Person Transactions, we review all relationships and transactions in which our Company and our directors and executive officers, or their immediate family members, are participants to determine whether such persons have a direct or indirect material interest.
     Our Ethics Officer is responsible for reviewing all related person transactions and taking all reasonable steps to ensure that all material related person transactions be presented to our Corporate Governance/Nominating Committee. As required under the SEC rules, transactions that are determined to be directly or indirectly material to our Company or a related person are disclosed in our proxy statement. In addition, our Corporate Governance/Nominating Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review, the Corporate Governance/Nominating Committee considers the nature of the related person’s interest in the transaction, the material terms of the transaction, including the amount of such transaction, the importance of the transaction to the related person, the importance of the transaction to our Company, the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts, whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally and any other matter that our Corporate Governance/Nominating Committee deems appropriate.
     We do not have any related person transactions.
GENERAL
Other Matters
     Our Board of Directors does not know of any matters that are to be presented at the annual meeting other than those stated in the notice of annual meeting and referred to in this proxy statement. If any other matters should properly come before the annual meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion.
     Our Annual Report to Stockholders for the fiscal year ended December 31, 2009 which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 is being mailed to stockholders together with this proxy statement.
     Any stockholder can access our Corporate Governance Guidelines and Policy on Related Person Transactions and the Charters of the Audit Committee, Compensation/Stock Option Committee and Corporate Governance/Nominating Committee in the “Investors/Corporate Governance” section of our Web site at www.valassis.com. In addition, our Code of Business Conduct and Ethics can also be accessed in the “Investors/Corporate Governance” section of our Web site at www.valassis.com. We will disclose any future amendments to, or waivers from, certain provisions of our Code of Business Conduct and Ethics on our Web site following such amendment or waiver. Any stockholder may also obtain a print copy of these documents by writing to Todd Wiseley, General Counsel, Senior Vice President, Administration and Secretary, Valassis Communications, Inc., 19975 Victor Parkway, Livonia, MI 48152.
     Our policy is that our directors must attend our annual meeting of stockholders absent exceptional circumstances. All of the members of our Board of Directors attended the 2009 annual meeting of stockholders.
Stockholder Communications
     Any stockholder or interested party wishing to communicate with any of our directors regarding us may write to the director in care of Todd Wiseley, General Counsel, Senior Vice President, Administration and Secretary, Valassis Communications, Inc., 19975 Victor Parkway, Livonia, MI 48152. The Corporate Secretary will forward any such communications to the directors in accordance with the stockholder communications policy approved by the independent directors.
Solicitation of Proxies
     The cost of solicitation of proxies in the accompanying form will be borne by us, including expenses in connection with preparing and mailing this proxy statement. In addition to solicitation of proxies by mail, our directors, officers and employees (who will receive no additional compensation therefore) may solicit the return of proxies by telephone, telegram or personal interview. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.
     Each holder of our common stock who does not expect to be present at the annual meeting or who plans to attend but who does not wish to vote in person is urged to fill in, date and sign the proxy and return it promptly in the enclosed return envelope or vote by telephone or on the Internet.
Stockholder Proposals
     If any of our stockholders intends to present a proposal for consideration at the next annual meeting of stockholders and desires to have such proposal included in the proxy statement and form of proxy distributed by our Board of Directors with respect to such meeting pursuant to Rule 14a-8 under the Exchange Act, such proposal must be received in writing at our principal executive offices, 19975 Victor Parkway, Livonia, Michigan 48152, Attention: Todd Wiseley, General Counsel, Senior Vice President, Administration and Secretary not later than November 30, 2010. In addition, SEC rules permit management to vote proxies in its discretion if we: (i) receive notice of the proposal prior to the close of business on February 11, 2011, and advise stockholders in the 2010 proxy statement about the nature of the matter and how management intends to vote on such matter; or (ii) do not receive notice of the proposal prior to the close of business on February 11, 2011.
By Order of the Board of Directors,
TODD WISELEY
Secretary

Exhibit A

Director Independence Criteria
Valassis Communications, Inc.
Guidelines for Determining Independence of Board Members
     Under the New York Stock Exchange rules, our Board of Directors is required to determine whether or not each Director is independent. To find that a Director is independent, the Board of Directors must determine that the Director has no material relationship with us. To assist the Board in this analysis, the Board of Directors has adopted the following guidelines as to what constitutes a material relationship. These guidelines apply to a Director and to members of the Director’s immediate family. Each of the guidelines applies to conditions that exist now or within the preceding three years.
1.	Employment by the Company; Compensation.
A.	Employment with the Company. In the case of an immediate family member employment as an Executive Officer.

B.	Receipt from the Company of $120,000 per year in direct compensation other than Director and Committee fees and pension or other forms of deferred compensation for prior service. Compensation received by an immediate family member for service as a non-executive employee need not be considered.
2.	Relationship with Internal or External Auditor. Affiliation with or employment by a current or former internal or external auditor. In the case of an immediate family member, employment means employment in a professional capacity.

3.	Interlocks. Employment as an executive officer of another company where any of our present executives serve or served on the other company’s compensation committee.

4.	Relationships with Vendors and Suppliers. Employment by a company that makes payment to or receives payment from us for property or services in an amount which in any single fiscal year exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

5.	Relationship with Charitable Organizations. Service as an executive officer of any charitable organization, if contributions by us to the charitable organization exceed the greater of $1,000,000 or 2% of such charitable organization’s consolidated gross revenues in any fiscal year.

6.	Definitions.
A.	The term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers-and fathers-in-law, sons-and daughters-in-law, brothers-and sisters-in-law and anyone (other than domestic employees) sharing a person’s home.

B.	The term “affiliates” means any corporation or other entity that is controlled by or is under common control with another entity.
7.	General. The independence determination for a Director with a relationship not within the preceding guidelines shall be made after considering all relevant facts and circumstances, the overriding concern being independence from management. Any determination that a Director who has a material relationship with the Company under these guidelines is independent must be specifically explained in the proxy statement.

A-1

Exhibit B
Criteria for Considering Potential Nominees to the Board of Directors
     Our Corporate Governance/Nominating Committee has adopted the following set of preferred characteristics for candidates for members to our Board of Directors: (i) demonstrated personal integrity and ethics in business, professional and personal life; (ii) commitment to serve the best interests of all of our stockholders; (iii) willingness to be an active participant in all Board of Directors and committee activities; (iv) contribution to the overall diversity of our Board of Directors; (v) collegial in outlook and the ability to advance constructive discussion of Board of Directors issues; and (vi) business, financial, professional, academic or public policy expertise which will contribute to the overall mix of skills and perspectives represented on our Board of Director.

B-1

Valassis Communications, Inc.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., EST, on May 6, 2010.

Vote by Internet · Log on to the Internet and go to www.investorvote.com/VCI · Follow the steps outlined on the secured website.

Vote by telephone · Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	· Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the election of Directors named below and FOR Proposal 2.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+

	01 - Joseph B. Anderson, Jr.	☐	☐	☐	02 - Patrick F. Brennan	☐	☐	☐	03 - Kenneth V. Darish	☐	☐	☐

	04 - Dr. Walter H. Ku	☐	☐	☐	05 - Robert L. Recchia	☐	☐	☐	06 - Marcella A. Sampson	☐	☐	☐

	07 - Alan F. Schultz	☐	☐	☐	08 - Wallace S. Snyder	☐	☐	☐	09 - Ambassador Faith Whittlesey	☐	☐	☐

		For	Against	Abstain

2.	Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

+

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

   Proxy — Valassis Communications, Inc.

Notice of 2010 Annual Meeting of Stockholders

Common Stock
Solicited on behalf of the Board of Directors for Annual Meeting — May 6, 2010
The undersigned hereby appoints Alan F. Schultz, Robert L. Recchia and Todd L. Wiseley and each of them, as attorneys and proxies, with full power of substitution and revocation, to vote and act for and in the name, place and stead of the undersigned as fully as the undersigned could vote and act if personally present at the annual meeting of stockholders of Valassis Communications, Inc. to be held at the Company’s headquarters, 19975 Victor Parkway, Livonia, Michigan 48152 on May 6, 2010, and at any adjournments or postponements thereof, as follows and in accordance with their discretion upon any other matter properly presented.
This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of Directors named on the reverse or their substitutes as designated by the Board of Directors and FOR proposal 2. The proxies are authorized to vote as they may determine in their discretion upon such other business as may properly come before the meeting.
IMPORTANT: PLEASE VOTE, DATE AND SIGN YOUR PROXY AND RETURN IT IN THE ENVELOPE PROVIDED
(CONTINUED ON REVERSE SIDE)